[Letterhead of Routt County National Bank Corporation]


                                 April 30, 1998


Shareholders of Routt County National Bank Corporation


Dear Shareholder:

         A Special Meeting of the shareholders of Routt County National Bank Corporation ("the Company") has been called for 9:00 a.m., Colorado time, on May 29, 1998, at the Company's offices at 2155 Resort Drive, Steamboat Springs, Colorado. The accompanying proxy statement/prospectus is being furnished to all holders of the Company's Common Stock.

         The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization dated January 21, 1998 among the Company, its wholly-owned subsidiary First National Bank of Colorado (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Bank Colorado, National Association ("Bank Colorado"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Bank Colorado (collectively, the "Plan of Reorganization"). If the Plan of Reorganization is approved, and all conditions are met, the Plan of Reorganization will result in the merger of the Company into Val Cor, with Val Cor being the surviving corporation and the merger of the Bank into Bank Colorado, with Bank Colorado being the surviving national banking association. Bank Colorado intends to change its name to Vectra Bank Colorado, National Association prior to the Special Meeting.

         Upon consummation of the Plan of Reorganization, each holder of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock. The terms and conditions of the Plan of Reorganization are summarized in the accompanying Proxy Statement/Prospectus. See "Summary--Certain Definitions" in the Proxy Statement/Prospectus.

         At the Effective Date (as defined), the shares of Company Common Stock will be canceled and immediately converted into the right for holders of Company Common Stock to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration (as defined) of 650,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses (as defined) exceed $100,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. Zions will not issue fractional shares of its common stock in the Reorganization. In lieu of fractional shares of Zions Common Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock will receive an amount of cash equal to the product of such fraction times $43.9375. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.

         On April 27, 1998, the closing price of Zions Common Stock was $48.0625 per share. On that date there were 318,664.47 shares of Company Common Stock issued and outstanding. Assuming that the Reorganization had been consummated as of April 27, 1998, that the closing price of Zions Common Stock had been $48.0625 on that date, and that Transaction Expenses had not exceeded $100,000, shareholders of the Company under such circumstances would have received approximately 2.04

Shareholders of Routt County National Bank Corporation
April 30, 1998
Page 2



shares of Zions Common Stock for each share of Company Common Stock, or an equivalent value of approximately $98.0475 per share of Company Common Stock.

         The accompanying Proxy Statement/Prospectus details the terms of the proposed Plan of Reorganization and provides information concerning the Company, the Bank, Zions, Val Cor and Bank Colorado as well as the Plan of Reorganization. The Proxy Statement/Prospectus contains important information necessary for the shareholders to make a decision about how to vote at the Special Meeting. Please read it carefully.

         The affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock is required for approval of the Plan of Reorganization. Failure to vote will have the same effect as a vote against the Reorganization. Consequently, please mark, sign, date and return the enclosed proxy as soon as possible.

         Any holder of Company Common Stock may attend the Special Meeting and vote in person if he or she desires, even if he or she has already submitted a proxy.

         Consummation of the Plan of Reorganization is subject to approval by federal and state bank regulatory agencies, all of which approvals have been received, and to certain other conditions, including maintenance of the Company's financial condition. If approved, the Plan of Reorganization will most likely be consummated sometime in the second quarter of 1998.

         The Board of Directors has unanimously approved the Plan of Reorganization and determined that the Reorganization is in the best interests of the Company, its shareholders, employees and the community it serves. The Board of Directors unanimously recommends that the shareholders vote to approve the Plan of Reorganization.

         Instructions describing the procedure to be followed to receive shares of Zions Common Stock are included with the accompanying Proxy
Statement/Prospectus. If the Plan of Reorganization is approved by the shareholders, on or shortly after the effective date of the Plan of Reorganization, Zions will send you instructions describing the procedure to be followed to exchange your Routt County National Bank Corporation stock certificate for the Reorganization consideration.

         Please do not send your certificates to the Company prior to receiving these instructions.

                                                    Sincerely,



                                                    _________________________
                                                    Timothy S. Borden
                                                    Chairman of the Board

                     ROUTT COUNTY NATIONAL BANK CORPORATION

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Routt County National Bank Corporation (the "Company") will be held at 9:00 a.m., Colorado time, on May 29, 1998, at the Company's offices at 2155 Resort Drive, Steamboat Springs, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of January 21, 1998 among the Company, its wholly-owned subsidiary First National Bank of Colorado (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Bank Colorado, National Association ("Bank Colorado"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Bank Colorado and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Bank Colorado, with Bank Colorado being the surviving national banking association (the aforementioned mergers being referred to herein collectively as the "Reorganization"). Bank Colorado intends to change its name to Vectra Bank Colorado, National Association prior to the Special Meeting.

         Upon the consummation of the Plan of Reorganization, each holder of shares of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the Effective Date (as defined) of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set April 28, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law.

         By order of the Board of Directors

Dated: April 30, 1998.


                                                ______________________________
                                                Timothy S. Borden
                                                Chairman of the Board


         Please mark, sign and return the enclosed proxy in the envelope provided.

                     ROUTT COUNTY NATIONAL BANK CORPORATION
                                 Proxy Statement
                                       For
                         Special Meeting of Shareholders
                           To be Held on May 29, 1998


                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                             Up to 650,000 Shares of
                                  Common Stock



         This Proxy Statement/Prospectus is being furnished to the shareholders of Routt County National Bank Corporation, a Colorado corporation (the "Company"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of the Company to be held on May 29, 1998 (the "Special Meeting") and at any adjournments or postponements thereof. This Proxy Statement/Prospectus and accompanying notice of special meeting and form of proxy ("Proxy") are first being mailed on or about April 30, 1998 to the shareholders of the Company of record as of April 28, 1998 (the "Record Date").


         At the Special Meeting, the holders of each outstanding share of Company common stock, par value $0.01 per share (the "Company Common Stock") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of January 21, 1998, among the Company, the Company's wholly-owned subsidiary, First National Bank of Colorado, a national banking association organized under the laws of the United States (the "Bank"), Zions Bancorporation, a Utah corporation ("Zions"), Zions' wholly-owned subsidiary, Val Cor Bancorporation, Inc., a Colorado corporation ("Val Cor"), and Val Cor's wholly-owned subsidiary, Bank Colorado, National Association, a national banking association organized under the laws of the United States ("Bank Colorado"), an accompanying Agreement of Merger between the Company and Val Cor, and an accompanying Agreement of Merger between the Bank and Bank Colorado (collectively the "Plan of Reorganization"), and the transactions contemplated by the Plan of Reorganization. Pursuant to the Plan of Reorganization, the Company will merge with and into Val Cor with Val Cor being the surviving corporation (the "Holding Company Merger") and the Bank will merge with and into Bank Colorado, with Bank Colorado being the surviving national banking association (the "Bank Merger"; collectively the "Reorganization").

         Upon consummation of the Reorganization, the holders of each outstanding share of Company Common Stock will receive, in exchange for each share of Company Common Stock, shares of Zions common stock, no par value ("Zions Common Stock"). At the Effective Date (as defined) of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for holders of Company Common Stock to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration (as defined) of 650,000 shares of Zions Common Stock, subject to downward adjustment if Transaction Expenses, as defined, exceed $100,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. In accordance with this formula and assuming that Transaction Expenses do not exceed $100,000, the shareholders of the Company will receive approximately 2.04 shares of Zions

Common Stock for each share of Company Common Stock. Zions will not issue fractional shares of its common stock in the Reorganization.


         On April 27, 1998, the closing price of Zions Common Stock was $48.0625 per share. On that date the Company had 318,664.47 shares of its Common Stock issued and outstanding. Assuming that the Reorganization had been consummated as of April 27, 1998, that the closing price of Zions Common
Stock had been $48.0625 per share on that date, and that Transaction Expenses had not exceeded $100,000, shareholders of the Company under such circumstances would have received approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock, or an equivalent value of approximately
$98.0475 per share of Company Common Stock.


         The Zions Common Stock to be distributed to Company shareholders will be registered with the Securities and Exchange Commission and for all shareholders, other than shareholders who are affiliates of the Company or who become affiliates of Zions, will be immediately tradable. See "Plan of Reorganization--Restrictions on Resales by Company Affiliates." Zions has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Zions Common Stock which may be issued in the Reorganization to the shareholders of the Company. This Proxy Statement/Prospectus also constitutes the prospectus of Zions filed as part of the Registration Statement.
                              --------------------


         FOR THE ACTION OF THE SHAREHOLDERS TO BE EFFECTIVE, HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMPANY COMMON STOCK MUST VOTE IN FAVOR OF THE REORGANIZATION. ALL REGULATORY APPROVALS HAVE BEEN OBTAINED.
                              --------------------


         THE SHARES OF ZIONS COMMON STOCK TO BE ISSUED IN THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF ZIONS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or the Company. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

         The information contained in this Proxy Statement/Prospectus with respect to Zions has been supplied by Zions. The information contained in this Proxy Statement/Prospectus with respect to the Company has been supplied by the

Company. Neither Zions nor the Company warrants the accuracy or completeness of information relating to the other.

                           Forward-looking Statements

         Certain statements contained herein are not based on historical facts, but are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Zions' ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of Zions' products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting Zions' business that are beyond Zions' control. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Zions' loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Zions' operations, markets, products, services and prices.


      The date of this Proxy Statement/Prospectus is April 29, 1998.

                              AVAILABLE INFORMATION

         Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Zions Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

         Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. Zions Common Stock is quoted on the NASDAQ National Market (hereinafter, the "NASDAQ-NMS"), and such reports, proxy statements and other information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).


         This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented herein or delivered herewith, including the Plan of Reorganization (as described herein). See "Information Concerning Zions -- Zions Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for the Plan of Reorganization or Zions documents should be directed to Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111,
Attention: Dale M. Gibbons, Executive Vice President, (telephone: 801/524-4787). In order to ensure timely delivery of the Plan of Reorganization or Zions documents, any request should be made not later than May 21, 1998.

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

SUMMARY  ................................................................1
         The Parties.....................................................1
         The Special Meeting; Purpose....................................2
         Record Date; Voting Rights......................................3
         Voting and Revocation of Proxies................................3
         Quorum; Vote Required for Approval..............................3
         Proposed Reorganization.........................................4
         Certain Definitions.............................................4
         Reasons for the Reorganization..................................6
         Board of Directors Recommendation...............................6
         Interests of Certain Persons in the Transaction.................6
         Tax Consequences................................................7
         Dissenters' Rights..............................................7
         Conditions; Regulatory Approval.................................7
         Amendment; Termination..........................................8
         Effective Date of the Reorganization............................8
         Accounting Treatment............................................8
         Comparison of Shareholders' Rights..............................8
         "Anti-Takeover" Provisions......................................9
         Exchange of Certificates........................................9
         Trading Markets; Pre-Announcement Prices........................9
         Selected Financial Information..................................9
         Comparative Per Share Data......................................11
         Unaudited Pro Forma Combined Financial Information..............11
         Recent Developments.............................................12

PLAN OF REORGANIZATION...................................................16
         The Reorganization..............................................16
         Background of and Reasons for the Reorganization................17
         Voting Agreements...............................................19
         Required Vote; Management Recommendation........................20
         No Opinion of a Financial Advisor...............................20
         Conversion of Company Shares....................................21
         Federal Income Tax Consequences of the Reorganization...........22
         Rights of Dissenting Shareholders...............................23
         Interests of Certain Persons in the Transaction.................25
         Inconsistent Activities.........................................26
         Conduct of Business Pending the Reorganization..................27
         Conditions to the Reorganization................................28
         Representations and Warranties..................................30
         Amendment and Waiver............................................30
         Authorized Termination and Damages for Breach...................30
         Restrictions on Resales by Company Affiliates...................31
         Expenses .......................................................31
         Government Approvals............................................32
         Effective Date of the Reorganization............................32
         Accounting Treatment............................................32
         Relationship Between Zions and the Company......................32
         Unaudited Pro Forma Combined Financial Information..............32

SUPERVISION AND REGULATION...............................................34
         Zions    .......................................................34
         Regulatory Capital Requirements.................................35
         Other Regulatory and Supervisory Issues.........................39
         Deposit Insurance and Other Assessments.........................40
         Interstate Banking..............................................41

MONETARY POLICY..........................................................42

INFORMATION CONCERNING ZIONS BANCORPORATION..............................43
         Selected Financial Data.........................................43
         Stock Prices and Dividends on Zions Common Stock................46
         Principal Holders of Zions Common Stock.........................46
         Zions Documents Incorporated By Reference.......................48

INFORMATION CONCERNING THE COMPANY AND THE BANK..........................49
         General  .......................................................49
         Investment Securities...........................................54
         Deposits .......................................................56
         Competition.....................................................57
         The Bank's Facilities...........................................57
         Legal Proceedings...............................................57
         Employees.......................................................58
         Regulatory Matters..............................................58

         Selected Financial Data.........................................58
         Certain Transactions of the Company.............................60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF ROUTT COUNTY NATIONAL BANK
         CORPORATION.....................................................62

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ZIONS AND THE COMPANY........68

LEGAL OPINIONS...........................................................75

EXPERTS  ................................................................75

OTHER MATTERS............................................................75

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY.........................77


Appendix A -Opinion of Slivka Robinson Waters & O'Dorisio, P.C. as to Tax
            Matters


Appendix B -Rights of Dissenters under ss.ss. 7-113-101 to 701-113-302 of the Colorado Business Corporation Act

                                     SUMMARY


         The following is a brief summary of certain information which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and in the Appendices hereto.

The Parties

         Zions Bancorporation ("Zions") is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions' principal executive offices are at One South Main, Suite 1380, Salt Lake City, Utah 84111 (telephone: 801/524-4787). Zions is the second largest bank holding company headquartered in Utah.

         In 1997, Zions achieved a significant expansion of commercial banking operations in Utah, Nevada, and Arizona, and expanded its franchise by adding banking operations in Colorado, New Mexico, Idaho and California. Its principal subsidiaries are banking subsidiaries which include Zions First National Bank, the second largest commercial banking organization in the state of Utah; Nevada State Bank, the fifth largest commercial bank in Nevada; and National Bank of Arizona, the fifth largest commercial bank in Arizona. Acquisitions consisted of Aspen Bancshares and its affiliate banks with branches in Colorado and New Mexico; Tri-State Bank in Idaho, which was merged into Zions First National Bank; 31 Wells Fargo branches in Utah, Idaho, Arizona and Nevada; Sun State Bank in Nevada which was merged into Nevada State Bank; Grossmont Bank in San Diego, California; and the public finance firms of Howarth & Associates in Nevada and Kelling, Northcross and Nobriga, Inc. in California.

         On December 29, 1997, Zions and FP Bancorp, Inc. ("FP Bancorp"), the holding company of First Pacific National Bank ("First Pacific"), announced that a definitive agreement had been signed under which FP Bancorp will merge with and into Zions, and First Pacific with and into Grossmont Bank, in exchange for common shares of Zions. As of December 31, 1997, First Pacific had assets of $353 million. The merger is subject to approval by banking regulators and the shareholders of FP Bancorp. This acquisition is pending. On January 6, 1998, Zions acquired Vectra Banking Corporation ("Vectra"), the parent company of Vectra Bank which has 9 offices in the Denver metropolitan area. In the transaction, Vectra merged with and into Zions in exchange for common shares of Zions. As of December 31, 1997, Vectra had assets of $701 million. On January 23, 1998, Zions wholly-owned subsidiary, Val Cor, and Sky Valley Bank Corporation ("Sky Valley"), parent company of The First National Bank in Alamosa ("FNBA"), completed their merger whereby Sky Valley merged with and into Val Cor. As of September 30, 1997, Sky Valley had assets of approximately $122 million and FNBA had three offices in Alamosa, Center, and Saguache, Colorado. On February 27, 1998, Val Cor and Tri-State Finance Corporation ("Tri-State"), the parent of Tri-State Bank, completed their merger whereby Tri-State merged with and into Val Cor and Tri-State Bank, with offices in Denver and Boulder, Colorado, merged with and into Bank Colorado. As of September 30, 1997, Tri-State had assets of approximately $124 million. On March 25, 1998, Zions and Sumitomo Bank of California ("Sumitomo") entered into a definitive agreement whereby Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million in cash for Sumitomo. Sumitomo is currently California's sixth largest bank, with assets of approximately $5.1 billion as of December 31, 1997, and with 47 branches. Zions will combine its present Grossmont Bank subsidiary with Sumitomo and First Pacific when these acquisitions have been completed. See "Summary-- Recent Developments," below. As of December 31, 1997 Zions had total consolidated assets of $9.5 billion, deposits of $6.9 billion, and shareholders' equity of $655 million. See "Information Concerning Zions Bancorporation."

         Val Cor Bancorporation, Inc. ("Val Cor"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act. Zions acquired Val Cor in May 1997. Val Cor's principal asset consists of its 100% ownership interest in Bank Colorado, National Association.


         Bank Colorado, National Association ("Bank Colorado") is a national banking association with its primary market areas located in Denver, Boulder, Montezuma, Alamosa, and Saguache Counties, Colorado. Bank Colorado is the result of the merger of Valley National Bank of Cortez, The First National Bank in Alamosa, and Tri-State Bank. Bank Colorado offers traditional banking services through offices in Denver, Boulder, Alamosa, Center, Cortez, Delores, and Saguache, Colorado. At January 31, 1998, Bank Colorado had total assets of $213 million, total deposits of $175 million, and shareholders' equity of $32 million. Bank Colorado's main office is located at 616 East Speer Boulevard, Denver, Colorado 80203, and its telephone number is 303/782-7440. Bank Colorado intends to change its name to Vectra Bank Colorado, National Association prior to the Special Meeting.


         Routt County National Bank Corporation (the "Company"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act whose sole activity is the ownership and operation of First National Bank of Colorado (the "Bank"). The Company has no other subsidiaries. The Company's principal asset consists of its 100% ownership interest in the Bank. The Company's main office is located at 2155 Resort Drive, Steamboat Springs, Colorado 80477, and its telephone number is 970/879-4949. As of December 31, 1997, the Company had total consolidated assets of $92.9 million and shareholders' equity of $6.8 million.

         First National Bank of Colorado (the "Bank") is a national banking association organized under the laws of the United States and has operated at its current location in Steamboat Springs since November 1986. In addition to its main location in Steamboat Springs, the Bank has a full-service branch office located at 803 Lincoln Avenue, Steamboat Springs, Colorado. At December 31, 1997, the Bank had total assets of $92.9 million, total deposits of $83.4 million and shareholders' equity of $6.8 million. The Bank's main office is located at 2155 Resort Drive, Steamboat Springs, Colorado 80477, and its telephone number at that address is 970/879-4949.

The Special Meeting; Purpose


         The Special Meeting of Shareholders of the Company (the "Special Meeting") will be held at 9:00 a.m., local time, on May 29, 1998 at the offices of the Company, 2155 Resort Drive, Steamboat Springs, Colorado.


         The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of Reorganization and the Reorganization.

Record Date; Voting Rights


         The Board of Directors of the Company has fixed the close of business on April 28, 1998 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof. Only holders of record of Common Stock, $0.01 par value, of the Company (the "Company Common Stock") at the close of business on the record date will be entitled to vote at the Special Meeting. At that date, 318,664.47 shares of Company Common Stock were outstanding, held by eighteen shareholders of record. Each such share of Company Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization -- Required Vote; Management Recommendation."


Voting and Revocation of Proxies

         All properly executed Proxies not theretofore revoked will be voted at the Special Meeting or any postponements or adjournments thereof in accordance with the instructions thereon. Company Proxies which have been properly executed but which contain no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, Proxies will be voted in accordance with the judgment of the proxyholders named thereon.

         A shareholder who has executed and returned a Proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a later dated and properly executed Proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a Proxy.

Quorum; Vote Required for Approval

         The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to constitute a quorum at the Special Meeting. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. A failure to vote, an abstention, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."


         As of April 28, 1998, fifteen individuals and their affiliated entities beneficially owned all 318,664.47 shares, or 100% of the outstanding shares of Company Common Stock. As an inducement to Zions to enter into the Plan of Reorganization, these various shareholders of the Company, including affiliated entities, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization and the Reorganization. Some of these shareholders are officers and directors of the Company; all of the Company's directors and executive officers have so agreed. See "Plan of Reorganization--Voting Agreements" and "Information Concerning the Company and the Bank--Stockholdings of Directors, Officers and Certain Others." Such a vote will be sufficient to approve the Plan of Reorganization and the Reorganization. If each of these shareholders votes his, her or its shares in favor of the Plan of Reorganization and the

Reorganization as each has agreed, approval of the Plan of Reorganization and the Reorganization is assured.

Proposed Reorganization

         At the Special Meeting, the holders of Company Common Stock will be asked to consider and approve the Plan of Reorganization and the Reorganization. The Plan of Reorganization provides for the merger of the Company into Val Cor, whereby Val Cor will be the surviving corporation, and for the merger of the Bank into Bank Colorado, with Bank Colorado being the surviving national banking association. See "Plan of Reorganization."

         Upon consummation of the Reorganization, the holders of each outstanding share of Company Common Stock will receive, in exchange for each share of Company Common Stock, shares of Zions Common Stock. At the Effective Date of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for holders of Company Common Stock to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 650,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses exceed $100,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date. In accordance with this formula, assuming that Transaction Expenses do not exceed $100,000, the shareholders of the Company will receive approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock. Zions will not issue fractional shares of its common stock in the Reorganization. In lieu of fractional shares of Zions Common Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times $43.9375. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.


         On April 27, 1998, the closing price of Zions Common Stock was $48.0625 per share and the Company had issued and outstanding 318,664.47 shares of its Common Stock. Assuming that the Reorganization had been consummated as of April 27, 1998, that the closing price of Zions Common
Stock had been $48.0625 per share, and that Transaction Expenses had not exceeded $100,000, shareholders of the Company under such circumstances would have received approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock, or an equivalent value of approximately $98.0475 per share of Company Common Stock.


Certain Definitions

         In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of the Company should be aware of the following terms. The following definitions may not be complete. For a complete definition of each term, please refer to the Plan of Reorganization.

         "Bank Merger" means the merger of the Bank with and into Bank Colorado, with Bank Colorado being the surviving national banking association.

         "Effective Date" means the date which is the latest of (a) the day upon which the shareholders of the Company approve, ratify, and confirm the Holding

Company Merger; (b) the day upon which the shareholder of Bank Colorado approves, ratifies, and confirms the Bank Merger; (c) the first to occur of (i) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger; or (ii) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or (iii) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Holding Company Merger; (d) the first to occur of (1) the date thirty days following the date of the order of the Office of the Comptroller of the Currency (the "Comptroller") approving the Bank Merger, or (2) if, pursuant to section 321(b) of the Riegle Act, the Comptroller shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; (e) if such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by the Plan of Reorganization; (f) if such an order shall be required by law, the date ten days following the date of the order of the Colorado State Banking Board (the "State Banking Board") approving the transactions contemplated by the Plan of Reorganization; (g) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained or any waiting period mandated by such order, approval, or consent has run; (h) ten days after any stay of the approvals of the Board of Governors, the Comptroller, the Commissioner, or the State Banking Board of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (i) such other date as shall be mutually agreed upon by Zions and the Company.

         "Holding Company Merger" means the merger of the Company with and into Val Cor, with Val Cor being the surviving corporation.

         "Merger Consideration" means the aggregate of 650,000 shares of Zions Common Stock to be issued to the holders of Company Common Stock upon consummation of the Holding Company Merger, except that if the Transaction Expenses determined on a pre-tax basis in accordance with generally accepted accounting principles exceed $100,000, then the "Merger Consideration" shall be the difference between 650,000 and the number calculated by dividing such excess, net of any associated tax benefit, by $43.9375.

         "Transaction Expenses" means (i) all expenses incurred through the Effective Date with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by the Plan of Reorganization, and (ii) all of the other expenses incurred through the Effective Date outside of the ordinary course of business of the Company and the Bank, but does not include expenses of the annual audit of the Company and the Bank for the year ended December 31, 1997.

Reasons for the Reorganization

         Management and the Board of Directors of the Company believe that it is in the best interests of the Company and its shareholders for the Company to merge with Zions. In considering the Plan of Reorganization and the transactions contemplated thereby, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders will receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the communities in which the Bank operates. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by the Company's Board of Directors in determining to recommend the Plan of Reorganization and the Reorganization to the Company's shareholders for their approval.

         For Zions, the Reorganization will provide the opportunity to further broaden its franchise in Colorado through its expansion into the Steamboat Springs market, wherein Zions has not previously had a presence. Zions proposes to broaden its geographical base in the Colorado market and thereby diversify its banking operations. The combination of the different skills, resources and services offered by the Company and Zions, together with the additional skills and resources available in the broader Zions organization, will make the resulting banking group better able to compete more effectively in its markets with other full-service financial institutions. See "Plan of Reorganization- -Background of and Reasons for the Reorganization."

Board of Directors Recommendation

         The Board of Directors of the Company unanimously believes that the Reorganization is in the best interests of the Company, its shareholders, and the employees and customers of the Bank and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization and the Reorganization. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

         SHAREHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that, following the Reorganization, James A. Simon, currently president and chief executive officer of the Bank, will become an executive officer of Bank Colorado. Mr. Simon will enter into an employment agreement with Bank Colorado effective as of the Effective Date. The Plan of Reorganization further provides that, following the Reorganization, Timothy S. Borden, currently chairman of the board and a significant shareholder of the Company, and John R. Adams, currently a director and a significant shareholder of the Company, will each enter into a non-competition agreement with Bank Colorado effective as of the Effective Date. Mr. Borden at the Effective Date will also acquire the trade mark "First National Bank of Colorado" from Bank Colorado. Mr. Borden will agree at the Effective Date not to use that trade mark in Routt County or Craig, Colorado for three years after the Effective Date. The

Company Board of Directors was aware of these interests when it considered and approved the Plan of Reorganization and the Reorganization. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

Tax Consequences

         The Company will receive an opinion from Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company (the "Slivka Opinion") that, based upon the facts, representations, and assumptions set forth or referred to in such opinion, the Holding Company Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. As a result, the Company shareholders who receive Zions Common Stock in the Reorganization will recognize no gain or loss upon the exchange of their shares of Company Common Stock for Zions Common Stock in the Holding Company Merger (except with respect to cash received by such shareholders in lieu of fractional shares). For further discussion, see "Plan of Reorganization--Federal Income Tax Consequences of the Reorganization." A copy of the Slivka Opinion is attached as Appendix A to this Proxy Statement/Prospectus.

Dissenters' Rights

         Under Colorado law, shareholders of the Company will be entitled to dissenters' rights. The Colorado Business Corporation Act (ss.ss. 7-113-101 et seq.) permits a shareholder to dissent to a merger and to receive cash equal to the fair value for such shares in accordance with procedures established by Colorado law. Company shareholders will be entitled under Colorado law to exercise their dissenters' rights with respect to the Plan of Reorganization. Since exercise and preservation of dissenters' rights are conditioned on strict observance of the applicable section of the Colorado Business Corporation Act, each Company shareholder who might exercise dissenters' rights should consult and strictly observe the statute, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus. Failure to follow the statutory provisions precisely may result in loss of such shareholder's dissenters' rights under Colorado law. See "Plan of Reorganization--Rights of Dissenting Shareholders," "Comparison of Zions Common Stock and Company Common Stock--Rights of Dissenting Shareholders" and Appendix B to this Proxy Statement/Prospectus, where the statutory provisions are set forth.

Conditions; Regulatory Approval


         Consummation of the Reorganization is subject to satisfaction of a number of conditions, including (i) obtaining requisite approval from the Company shareholders, (ii) obtaining regulatory approvals from the Board of Governors, the Comptroller, the Commissioner, and the State Banking Board, (iii) the receipt of an opinion of counsel with respect to certain tax aspects of the Reorganization, (iv) the absence of any material adverse change with respect to the Company, (v) a determination by Zions' independent auditors that the Reorganization will be treated for accounting purposes as a pooling of interests, and (vi) the satisfaction of other customary closing conditions. See "Plan of Reorganization--Conditions to the Reorganization." All regulatory approvals have been obtained.

Amendment; Termination

         Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended at any time prior to the Effective Date of the Reorganization in any respect that would not prejudice the economic interests of the Company shareholders.


         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders, as follows: (i) by mutual consent of the parties to the Plan of Reorganization;
(ii) unilaterally, by Zions if any of the representations and warranties of the Company or the Bank was materially incorrect when made or in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) unilaterally, by the Company if any of the representations and warranties of Zions, Val Cor or Bank Colorado was materially incorrect when made or in the event of a material breach or material failure by Zions, Val Cor or Bank Colorado of any covenant or agreement of Zions, Val Cor or Bank Colorado contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iv) by either Zions or the Company if the board of directors of either has determined in good faith that the Holding Company Merger has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganization; or (v) by either Zions or the Company after May 31, 1998, if the Effective Date has not occurred on or before that date.


Effective Date of the Reorganization

         It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of the Company, the Reorganization will become effective in the second quarter of 1998. However, there can be no assurance that all conditions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization--Effective Date of the Reorganization."

Accounting Treatment

         It is intended that the Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with ABP Opinion
No. 16. Receipt of a determination by Zions' independent auditors that the Reorganization should be treated as a pooling of interests is a condition of closing of the Reorganization. See "Plan of Reorganization--Accounting Treatment."

Comparison of Shareholders' Rights

         See "Comparison of Zions Common Stock and Company Common Stock" for a summary of the material differences between the rights of holders of shares of Company Common Stock and holders of shares of Zions Common Stock.

"Anti-Takeover" Provisions

         The Articles of Incorporation and Bylaws of Zions contain provisions which may be considered to be anti-takeover in nature, including staggered terms of office for directors, absence of cumulative voting and special shareholder vote requirements for certain types of extraordinary corporate transactions. Additionally, Zions has adopted a shareholders' rights plan which will have the effect of encouraging entities interested in acquiring Zions to negotiate any such transactions with Zions' management and of deterring or discouraging unfriendly takeovers by making any such takeover substantially more expensive to the entity sponsoring the unfriendly takeover. The Company's Articles of Incorporation and Bylaws do not contain any similar provision. See "Comparison of the Rights of Shareholders of Zions and the Company."

Exchange of Certificates

         Instructions on how to effect the exchange of Company Common Stock certificates for Zions Common Stock certificates and cash in lieu of any fractional shares of Zions Common Stock will be sent, as promptly as practicable after the Reorganization becomes effective, to each shareholder of record of the Company. Shareholders should not send in stock certificates until they receive written instructions to do so.

Trading Markets; Pre-Announcement Prices

         The outstanding shares of Zions Common Stock currently are traded on the Nasdaq National Market ("NASDAQ-NMS") under the symbol "ZION." The shares of Zions Common Stock to be issued in the Reorganization will be listed on NASDAQ-NMS, subject to official notice of issuance. The closing sale price for Zions Common Stock on the NASDAQ-NMS on January 21, 1998, the last trading day prior to the first public announcement of the Reorganization, was $44.00.

         The outstanding shares of Company Common Stock are not listed or traded on any market or stock exchange. Such shares when traded are traded infrequently in privately-negotiated transactions. The Company has no reliable information as to the prices at which the shares have traded. See "Information Concerning the Company and the Bank--Stock Prices and Dividends on Company Common Stock."

Selected Financial Information

         The following table sets forth certain historical financial information for Zions and the Company. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the pooling of interests method of accounting, see "Plan of Reorganization--Unaudited Pro Forma Combined Financial Information." This information is based on the respective historical financial statements of Zions incorporated herein by reference and of the Company which are included in this Proxy Statement/Prospectus and should be read in conjunction with such statements and information and the related notes.

                                                                 Year Ended December 31,
                                         -----------------------------------------------------------------------
                                             1997          1996           1995           1994          1993
                                             ----          ----           ----           ----          ----
                                                        (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income...........         $  351,799    $  289,166     $  233,547     $  198,606    $  174,657
  Provision for loan losses.....              6,175         4,640          3,000          2,181         2,993
  Net income....................            122,362       107,423         82,385         63,827        58,205

Per Share
  Net income (diluted) .........         $     1.89    $     1.68     $     1.37     $     1.09    $     1.02
  Cash Dividends................              .4700         .4250          .3525          .2900         .2450

Statement of Condition at Period
  End
  Assets........................         $9,521,770    $7,116,413     $6,095,515     $4,934,095    $4,801,054
  Deposits......................          6,854,462     5,119,692      4,511,184      3,705,976     3,432,289
  Long-term debt................            258,566       251,620         56,229         58,182        59,587
  Shareholders' equity..........            655,460       554,610        469,678        365,770       312,592

Routt County
Earnings
  Net interest income...........         $    4,535    $    4,073     $    3,520
  Provision for loan losses.....                 --            --             --
    Net income....................            1,769         1,788          1,188

Per Share
  Net income ...................         $     5.56    $     5.70     $     3.84
  Cash Dividends................               1.86          3.00           1.60

Statement of Condition at Period
  End
  Assets........................         $   92,854    $   81,271     $   71,456
  Deposits......................             83,437        74,108         64,323
  Long-term debt................                 --            --             --
  Shareholders' equity..........              6,809         5,566          4,738

Comparative Per Share Data

         The following table sets forth for the periods indicated historical net income, book values and dividends per share for Zions Common Stock and Company Common Stock. The following data are based on the respective historical financial statements of Zions incorporated herein by reference and of the Company included herein and should be read in conjunction with such financial statements and such information and the related notes to each.

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                      1997             1996           1995
                                                                      ----             ----           ----

  Net Income Per Common Share (diluted)
       Zions......................................................   $ 1.89           $ 1.68         $ 1.37
       Routt County...............................................     5.56             5.70           3.84
  Book Value Per Common Share
       Zions......................................................   $10.25           $ 8.72         $ 7.46
       Routt County...............................................    21.37            17.57          15.20
  Cash Dividends Declared Per Common Share
       Zions (1)..................................................   $.4700           $.4250         $.3525
       Routt County...............................................     1.86             3.00           1.60

----------
  (1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue its policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma combined financial information reflects the application of the pooling of interests method of accounting. The following tables, which show comparative historical per common share data for Zions and the Company (separately and pro forma combined) and equivalent pro forma per share data for the Company, should be read in conjunction with the financial information of Zions as incorporated herein by reference to other documents and of the Company as included herein. The pro forma data in the table, presented as of and for each of the years in the three year period ended December 31, 1997, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the period or as of the date for which the information in the table is presented.



                                         Historical                            Pro Forma
                                  -----------------------        ------------------------------------
                                                                 Zions and
                                                                 Routt County            Routt County
                                                                 Pro-Forma               Equivalent
Per Common Share                  Zions      Routt County        Combined(4)             Pro-Forma(5)
----------------                  -----      ------------        -----------             ------------
NET INCOME (diluted)(1)
 For the years ended
 December 31, 1997                  $1.89      $ 5.56               $ 1.90                 $ 3.88
 December 31, 1996                   1.68        5.70                 1.69                   3.46
 December 31, 1995                   1.37        3.84                 1.38                   2.81

CASH DIVIDENDS(2)
 For the years ended
 December 31, 1997                 $.4700      $ 1.86               $  .4700               $  .9588
 December 31, 1996                  .4250        3.00                  .4250                  .8670
 December 31, 1995                  .3525        1.60                  .3525                  .7191

BOOK VALUE:(3)
 As of December 31, 1997           $10.25      $21.37               $10.25                 $20.91
 As of December 31, 1996             8.72       17.57                 8.74                  17.82
 As of December 31, 1995             7.46       15.20                 7.48                  15.26

----------------
(1) Net income per share is based on weighted average common and common equivalent shares outstanding.
(2) Pro forma cash dividends per share represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end shareholders' equity.
(4) Pro-forma combined net income per share represents historical net income of Zions and the Company computed using historical weighted average common and common equivalent shares of Zions adjusted by computed common and common equivalent shares to be issued in the transaction. Pro-forma combined book value per share represents historical total shareholders' equity of Zions and the Company computed using Zions' historical common shares outstanding adjusted by computed common shares to be issued in the transaction.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the exchange ratio of 2.04 shares of Zions Common
     Stock for each share of Company Common Stock.

Recent Developments

      On December 29, 1997, Zions and FP Bancorp, Inc.("FP Bancorp"), the parent company of First Pacific National Bank ("First Pacific") announced that a definitive agreement had been signed under which FP Bancorp will merge with and into Zions, with FP Bancorp shareholders receiving common shares of Zions. First Pacific has approximately $359 million in assets in eight offices in San Diego and Riverside Counties in California. The merger is subject to the approval of FP Bancorp shareholders and banking regulators and is expected to close in the second quarter of 1998. The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. The agreement provides for the exchange of each common share of FP Bancorp for 0.627 of a share of Zions Common Stock. Based upon Zions' stock price of $43.50 per share as of December 29, 1997, the transaction is valued at approximately $90 million. Zions will incur approximately $2 million in after-tax, merger-related charges in the second quarter of 1998 in conjunction with this transaction.

      On January 23, 1998, Zions and Sky Valley Bank Corp.("Sky Valley"), the parent company of The First National Bank in Alamosa ("FNBA"), completed their reorganization pursuant to which Sky Valley merged with Val Cor, and Val Cor's wholly-owned subsidiary Bank Colorado (formerly known as Valley National Bank of Cortez) merged with Sky Valley's wholly-owned subsidiary, FNBA, which was the surviving corporation and which upon consummation of its merger with Bank Colorado adopted the name Bank Colorado, National Association. Sky Valley shareholders received 572,836 shares of Zions Common Stock. Sky Valley had approximately $120 million in assets at September 30, 1997, and FNBA had three offices in southern Colorado. The merger was structured as a tax-free reorganization and has been accounted for as a pooling-of-interests.

      On February 27, 1998, Zions and Tri-State Finance Corporation ("Tri-State") completed their reorganization whereby Tri-State merged with and into Val Cor and the subsidiary bank of Tri-State merged with and into Bank Colorado. At September 30, 1997, Tri-State had assets of approximately $124 million. Upon consummation of the reorganization Zions issued a total of 710,000 shares of Zions Common Stock to the former shareholders of Tri-State. Tri-State had one office in Denver and one office in Boulder, Colorado.

      Zions and SBT Bankshares, Inc. ("SBT"), the holding company of State Bank and Trust of Colorado Springs ("SBTCS"), announced on December 22, 1997 that a definitive agreement had been signed under which SBT will merge with and into Val Cor in exchange for an estimated 615,000 shares of Zions Common Stock. The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. The merger is subject to the approval of banking regulators and the shareholders of SBT. SBTCS operates through two banking offices in Colorado Springs, Colorado. At September 30, 1997, SBT had assets of $88 million. The transaction is expected to close in the [second] quarter of 1998.

      On March 25, 1998, Zions and Sumitomo Bank of California ("Sumitomo") entered into a definitive agreement whereby Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million in cash for Sumitomo. Sumitomo is currently California's sixth largest bank, with assets of approximately $5.1 billion as of December 31, 1997, and with 47 branches. Zions will combine its present Grossmont Bank subsidiary with Sumitomo and First Pacific when these acquisitions have been completed. The combined subsidiary, with California assets of over $6 billion and 71 banking offices in California, will rank as the fifth largest commercial bank in the state. The merger is subject to the approval of Sumitomo shareholders and banking regulators and is expected to close in the third quarter of 1998. Zions expects to finance the purchase with existing resources as well as the issuance of securities in the capital markets. The acquisition will be accounted for as a purchase. Zions expects to name Robert Sarver, currently chairman of Grossmont and a director of Zions, as chief executive officer of the combined company. In order to provide an appropriate incentive to Mr. Sarver to expand Zions' California franchise, Zions has agreed to sell him a portion of Sumitomo at Zions' cost basis. When Sumitomo is combined with Grossmont Bank and First Pacific, he will control 5% of the combined company at a purchase price of approximately $34 million. Zions will retain the exclusive right to repurchase this ownership interest.

                             PLAN OF REORGANIZATION

         This section of the Proxy Statement/Prospectus describes certain important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization has been filed with the SEC as an exhibit to the Registration Statement. The Plan of Reorganization is incorporated into this Proxy Statement/Prospectus by reference to such filing and is available upon request to Dale M. Gibbons, Executive Vice President, Zions Bancorporation. See "Available Information."

The Reorganization

      The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger"), and for the merger of the Bank into Bank Colorado, with Bank Colorado being the surviving national banking association (the "Bank Merger"). Val Cor is a bank holding company incorporated in Colorado. Val Cor is a wholly-owned subsidiary of Zions.

      Val Cor, a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act. Val Cor's principal asset consists of its 100% ownership interest in its wholly-owned subsidiary, Bank Colorado, which operates a commercial banking business in Colorado through seven offices.

      Bank Colorado is a national banking association. Bank Colorado is the result of the merger of Valley National Bank of Cortez, with operations primarily in Montezuma County, Colorado, The First National Bank in Alamosa, with operations in Alamosa and Saguache Counties, Colorado, and Tri-State Bank, with offices in Denver and Boulder Colorado. Bank Colorado offers traditional banking services to customers through its seven branch offices located in Denver, Boulder, Alamosa, Center, Cortez, Dolores, and Saguache, Colorado. As of February 28, 1998, Bank Colorado had assets of $348.3 million.

      The Company is a bank holding company incorporated in Colorado. The Company operates through its wholly-owned subsidiary, First National Bank of Colorado (the "Bank"). The Bank operates a commercial banking business through two offices in Steamboat Springs, Colorado.

      Upon consummation of the Reorganization, the holders of each outstanding share of Company Common Stock participating in the Reorganization will receive, in exchange for each share of Company Common Stock, their pro rata share of the Merger Consideration, consisting of 650,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses exceed $100,000 and cash in exchange for any fractional shares. The shares of Company Common Stock will be canceled and immediately converted into the right for holders of Company Common Stock to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 650,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses exceed $100,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization or, assuming that Transaction Expenses do not exceed $100,000, approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock. Zions will not issue fractional shares of its Common Stock in the

Reorganization. In lieu of fractional shares of Zions Common Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times $43.9375. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.


         On April 27, 1998, the closing price of Zions Common Stock was $48.0625 per share. On that date there were issued and outstanding 318,664.47 shares of Company Common Stock. Assuming that the Reorganization had been consummated as of April 27, 1998, that the closing price of Zions Common Stock had been $48.0625 per share on that date, and that Transaction Expenses had not exceeded $100,000, shareholders of the Company under such circumstances would have received approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock, or an equivalent value of approximately $98.0475 per share of Company Common Stock.



Background of and Reasons for the Reorganization

      The Company. During the fall of 1997, Directors John R. Adams and James A. Simon discussed with the Board of Directors of the Bank that the economic, business and competitive climate for banking and financial institutions had reached a state that might warrant consideration by the shareholders of the Company of a business combination transaction with a major regional banking organization. After consideration of research of bank merger and acquisition transactions, a select number of potential acquirors were identified, including, but not limited, to Zions. In evaluating potential acquirors, the Board of Directors of the Company considered a variety of factors, including, but not limited to, the following: (a) maximizing value to the Company's shareholders;
(b) potential transaction structures offered by potential acquirors; (c) the risks and benefits (including tax benefits) of associating with an acquiror in a stock-for-stock transaction; (d) the ability of potential acquirors to complete the transaction, (e) the tax consequences to the Company's shareholders of a cash transaction; and (f) the effect of any proposed transaction on employees, customers, and the local community. In considering the effect of any proposed transaction on employees, customers, and the local community, the Board of Directors of the Company gave due consideration to whether a proposed transaction would result in improved banking services for the community or branch closings and employee layoffs.

      It was learned through marketplace research that Zions was in a favorable acquisition mode for high performing commercial banking institutions in the mountain states, including Colorado. Research of Zions and other potential acquirors was conducted, including research in filings with the SEC pursuant to the Exchange Act and research in other market sources. Based on the results of such research, the prices Zions had paid for similarly performing financial institutions in the past, and Zions' status as one of the nation's top-performing banking organizations, Mr. Adams identified Zions as a favored potential acquiror. Subsequently, contact was initiated with management of Zions. Several rounds of discussions resulted in an initial offer in October 1997 for an exchange of the stock of the Company for stock of Zions. After discussing the initial offer, the Board authorized Timothy S. Borden, Chairman of the Company, to negotiate a definitive agreement with Zions.

      In November and December 1997, Mr. Borden and the Board negotiated the terms of a definitive agreement with Zions. The Board met again during December 1997, to review and vote upon the Plan of Reorganization and the transactions contemplated thereby. In considering the Plan of Reorganization and the transactions contemplated thereby, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders would receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that Zions is fully capable of consummating the Reorganization. Moreover, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the communities in which the Bank operates. Based on the foregoing, the Board of Directors of the Company approved the Plan of Reorganization, and the Plan of Reorganization was executed on behalf of the Company and the Bank effective January 21, 1998.

       The Company Board believes that the Reorganization is fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the Company shareholders vote FOR the approval and adoption of the Plan of Reorganization.

      In reaching its determination that the Reorganization is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

      o the current condition and growth prospects of the Company and the Bank, their historical results of operations and their prospective results of operations were the Company and the Bank to remain independent;

      o the economic, business and competitive climate for banking and financial institutions in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry, including the adoption by Congress of interstate branch banking;

      o the monetary value of the stock offered to the Company shareholders by Zions (i) in absolute terms, (ii) as compared to the value of other merger and acquisition pricing reported by qualified and informed investment banking organizations, and
             (iii) as compared to recent mergers and acquisitions involving other banking and financial institutions in Colorado;

      o the potential market value, liquidity and dividend yield of the Company Common Stock if the Company were to remain independent;

      o the historically greater liquidity represented by the Zions Common Stock to be received in the Reorganization;

      o the greater financial and management resources and customer product offerings of Zions which could increase the competitiveness of the combined institution in the Company's market area and its ability to serve the depositors, customers and communities currently served by the Company and the Bank;

      o the historical results of operations and financial condition of Zions and the future prospects for Zions, including anticipated benefits of the Reorganization;

      o      the future growth prospects of Zions following the Reorganization;
             and

      o the fact that the Reorganization will be a tax-free reorganization to the Company shareholders for federal income tax purposes with respect to shareholders of the Company who receive shares of Zions Common Stock in the Reorganization (but not with respect to any cash received in the Reorganization).

      THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND THE REORGANIZATION.

      Zions. For Zions, the Reorganization will provide the opportunity to continue its recent expansion. In acquiring the Company, Zions will be broadening its Colorado presence into Northwest Colorado and into Steamboat Springs, Colorado. Zions does not currently have any offices in Northwest Colorado or Steamboat Springs. The expansion will be evidenced by Zions' broadening its geographical base in Colorado by establishing a presence in this market. Additionally, the Zions' expansion in the Northwest Colorado region will allow Zions further to diversify its banking operations.

      The acquisition by Zions of the Company will bring together the different skills and resources of the two organizations and, together with the additional skills and resources available in the broader Zions organization, will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the Company's geographic area.

Voting Agreements


         All of the directors and executive officers of the Company have agreed to support the Plan of Reorganization and to recommend its adoption by the other shareholders of the Company. As of April 28, 1998, fifteen individuals and their affiliated entities beneficially owned 100% of the outstanding shares of Company Common Stock. All of such shareholders, including all Board members, and such affiliated entities have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. Various of such shareholders are officers and directors of the Company. Such vote will be sufficient to approve the Plan of Reorganization and the Reorganization. If these individuals vote their shares of Company Common Stock in accordance with the requirements of the voting agreements, approval of the Plan of Reorganization and the Reorganization by the Company shareholders is assured.


      The voting agreements are applicable to the shareholders only in their capacities as shareholders and do not legally affect the exercise of their responsibilities if a member of the Board of Directors of the Company. The shareholder-directors also agreed in their capacity as directors, until the earlier of consummation of the Reorganization or termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or any of its subsidiaries.

      The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated herein by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

      Approval of the Plan of Reorganization and the Reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Because approval requires the affirmative vote of a majority of all outstanding shares of Company Common Stock, a failure to vote, an abstention, or a broker's failure to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization and the Reorganization. See "Voting Agreements" immediately above for a discussion of the ownership of Company Common Stock by various officers, directors, and shareholders of the Company. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF REORGANIZATION AND THE REORGANIZATION.

      The Board of Directors of Zions has approved the Plan of Reorganization. In addition, Zions, as the sole shareholder of Val Cor, has approved the merger of Val Cor with the Company (the "Holding Company Merger"). Under the Utah Business Corporation Act no approval of the Plan of Reorganization by the shareholders of Zions is required.

No Opinion of a Financial Advisor

      The Company's Board of Directors has not retained an independent financial advisor to evaluate the Merger Consideration offered to the Company's shareholders by Zions. However, management and the directors of the Company believe that the Merger Consideration to be paid pursuant to the Plan of Reorganization is fair to the shareholders of the Company from a financial point of view. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

Conversion of Company Shares

      Under the Plan of Reorganization, holders of shares of Company Common Stock will receive shares of Zions Common Stock. Upon consummation of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for holders of Company Common Stock to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Merger Consideration of 650,000 shares of Zions Common Stock, which may be adjusted downward if Transaction Expenses exceed $100,000, by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. In accordance with this formula and assuming that Transaction

Expenses do not exceed $100,000, the shareholders of the Company will receive approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock.


         On April 27, 1998, the closing price of Zions Common Stock was $48.0625 per share. On that date there were 318,664.47 issued and outstanding shares of Company Common Stock. Assuming that the Reorganization had been consummated as of April 27, 1998, that the closing price of Zions Common Stock had been $48.0625 per share on that date, and that Transaction Expenses had not exceeded $100,000, shareholders of the Company under such circumstances would have received approximately 2.04 shares of Zions Common Stock for each share of Company Common Stock, or an equivalent value of approximately $98.0475 per share of Company Common Stock.


      Exchange of Stock Certificates. Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah and a subsidiary of Zions ("Zions Bank"), is the exchange agent designated by the parties in the Plan of Reorganization (the "Exchange Agent"), and as Exchange Agent will, promptly after the Effective Date, mail to each holder of one or more stock certificates formerly representing shares of Company Common Stock except to such holders who shall have waived the notice of exchange, a notice specifying the Effective Date and notifying such holder to surrender his or her certificate or certificates to Zions Bank for exchange. Such notice will be mailed to holders by regular mail at their addresses on the records of the Company. Company shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

      Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Company Common Stock will have been converted in the Reorganization. However, no former Company shareholder will be entitled to receive any such dividend until such shareholder's Company Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal sent by the Exchange Agent. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate(s) (without interest thereon and less the amount of taxes, if any, which may have in fact been imposed or paid thereon).

      Payment for Fractional Shares. No fractional shares of Zions Common Stock will be issued in connection with the Reorganization. Instead, each Company shareholder who surrenders for exchange Company Common Stock certificates representing a fraction of a share of Zions Common Stock will receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to the product of such fraction times $43.9375. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.

      Unexchanged Certificates. On the Effective Date of the Reorganization, the stock transfer books of the Company will be closed, and no further transfers of Company Common Stock will be made or recognized. Certificates for Company Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, a certificate for whole shares of Zions Common Stock, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest thereon.

Federal Income Tax Consequences of the Reorganization

      The following discussion is a summary of the material federal income tax consequences of the merger of the Company with and into Val Cor (herein, the "Merger") to the Company and to the existing shareholders of the Company, but does not purport to be a complete analysis of all the potential tax effects of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Shareholders of the Company are urged to consult their own tax advisors as to specific tax consequences to them of the Merger.

      The Company will receive an opinion from Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company (the "Slivka Opinion") that, based upon the facts and representations set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Merger. An opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge, if made, will not be successful.

      Based upon the facts and representations which will be set forth or referred to in the Slivka Opinion, such opinion will provide, among other things, that the Company will not recognize gain or loss for federal income tax purposes upon the Merger and that the shareholders of the Company will have the following federal income tax consequences upon the Merger: (i) no taxable gain or loss will be recognized upon the receipt of Zions Common Stock; (ii) the tax basis of the Company Common Stock surrendered in the Merger will be allocated to the Zions Common Stock to be received in the Merger; (iii) the holding period of the Zions Common Stock to be received in the Merger will include the holding period of the Company Common Stock surrendered in exchange therefor; and (iv) if any cash is received in lieu of a fractional share of Zions Common Stock, gain (or loss) will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share.

      The foregoing is intended only as a summary of certain federal income tax consequences of the Merger under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice, and any such change might be retroactively applied to the Merger. Among other things, this summary does not address state income tax consequences, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Company Common Stock pursuant to an employee stock option or other special circumstances. Accordingly, it is recommended that Company shareholders consult their own tax advisors for specific advice concerning their own tax situations, potential changes in the applicable tax law and all federal, state and local tax matters in connection with the Reorganization.

      A copy of the Slivka Opinion to be rendered as to the material federal income tax consequences relating to the Reorganization is attached and set forth in Appendix A of this Proxy Statement/Prospectus.

Rights of Dissenting Shareholders

      A holder of shares of Company Common Stock is entitled to exercise the rights of a dissenting shareholder under the Colorado Business Corporation Act, ss.ss. 7-113-101 et seq., to object to the Plan of Reorganization and make written demand that Val Cor pay in cash the fair value of the shares of Company Common Stock held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Colorado law and is qualified in its entirety by reference to such statutory provisions, which are set forth in full as Appendix B to this Proxy Statement/Prospectus.

      Colorado law requires that holders of Company Common Stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Reorganization. The failure by a shareholder to follow such procedures on a timely basis and in the precise manner required by Colorado law may result in a loss of that shareholder's dissenters' rights.

      Overview. Holders of Company Common Stock have the right under the Colorado Business Corporation Act to dissent from the Reorganization and obtain payment of the fair value of their shares. Fair value means the value of the shares immediately before the Effective Date, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent exclusion would be inequitable. If Val Cor and a shareholder who has exercised his or her right to dissent (a "Dissenting Shareholder") are not able to agree on a fair value, Val Cor must petition a court in Routt County, Colorado for a determination of fair value.

      Procedure for Dissenting. A shareholder wishing to dissent from the Reorganization must deliver to the Company, before the vote is taken at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Reorganization is consummated. The written notice should be sent to the Company at 2155 Resort Drive, Steamboat Springs, Colorado 80477-4747 long enough before the Special Meeting so that the Company receives it before the vote is taken at the Special Meeting. A shareholder wishing to dissent must also not vote in favor of the Reorganization. If a shareholder's written notice of intent to demand payment is not received by the Company before the Special Meeting, or if the shareholder votes in favor of the Reorganization, such shareholder will not have the right to dissent and will be required to participate in the Reorganization. A vote by a shareholder at the Special Meeting against the Plan of Reorganization and the Reorganization will not constitute notice under Colorado law of an intent to exercise appraisal rights.

      Within 10 days after the Effective Date, Val Cor will deliver to each Dissenting Shareholder a written notice instructing the Dissenting Shareholder to demand payment and send his or her Company Common Stock certificates to Val

Cor. The notice will include a form for demanding payment and will show the deadline for submitting the payment demand form and the Company Common Stock certificates. The form will also show the date that the Reorganization was first announced to the news media or the shareholders, and the Dissenting Shareholder will be required to state whether or not he or she acquired his or her shares before that date.

      The Dissenting Shareholder must then properly complete and sign the payment demand form, and submit it to Val Cor along with his or her Company Common Stock certificates by the deadline shown in the notice from Val Cor. If the payment demand form and the Company Common Stock certificates are not submitted by the deadline, the shareholder will no longer be a Dissenting Shareholder and will not be entitled to receive payment of the fair value of his or her shares under the dissenters' rights provisions of Colorado law. Such a shareholder will be required to participate in the Reorganization. The payment demand form and Company Common Stock certificates should be sent to Val Cor at 350 W. Montezuma, Cortez, Colorado 81321.

      Payment for Shares. Within 30 days after receiving a Dissenting Shareholder's payment demand form and Company Common Stock certificates, Val Cor will pay such Dissenting Shareholder Val Cor's estimate of the fair value of the Company Common Stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for the Company as of the end of its most recent fiscal year, as well as the latest available interim financial information. Also accompanying the payment will be a statement of Val Cor's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the Dissenting Shareholder's rights if such shareholder is dissatisfied with Val Cor's payment, and a copy of the relevant Colorado statute.

      If a Dissenting Shareholder estimates the fair value of his or her shares and the amount of accrued interest to be higher than the amount paid by Val Cor, the Dissenting Shareholder may send a notice to Val Cor demanding payment of the difference between the Dissenting Shareholder's estimate and the amount paid by Val Cor. The Dissenting Shareholder may reject Val Cor's offer to pay fair value and demand payment of the Dissenting Shareholder's estimate of the fair value of his or her shares and accrued interest. If a Dissenting Shareholder does not send a notice demanding payment within 30 days after Val Cor has made its payment or offer, the Dissenting Shareholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by Val Cor.

      Court Proceeding to Determine Fair Value. If a demand for payment remains unsettled for 60 days following Val Cor's receipt of the demand, Val Cor may petition a court in Routt County to determine the fair value of the shares and accrued interest. Court costs will be paid by Val Cor unless the court finds that one or more Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case some or all court costs may be allocated to such Dissenting Shareholder or Shareholders. Attorneys' and experts' fees may be assessed against Val Cor if the court finds that Val Cor did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or such fees may be assessed against one or more Dissenting Shareholders if the same acted arbitrarily, vexatiously or not in good faith.

      Holders of Company Common Stock considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Company Common Stock determined pursuant to Colorado law could be more than, the same as, or less than their pro rata share of the Merger Consideration that they are entitled to receive pursuant to the Plan of Reorganization if they do not seek appraisal of their Company Common Stock.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF COMPANY COMMON STOCK DESIRING TO EXERCISE APPRAISAL RIGHTS AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE COLORADO BUSINESS CORPORATION ACT, EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS) AND COMPLY WITH THE PROVISIONS THEREOF.

      HOLDERS OF COMPANY COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF COLORADO LAW.

Interests of Certain Persons in the Transaction

      The Plan of Reorganization provides that after the Reorganization becomes effective, James A. Simon, currently president and chief executive officer of the Bank, will become an executive officer of Bank Colorado. Mr. Simon will enter into an employment agreement with Bank Colorado effective as of the Effective Date. The Board of Directors of the Company was aware of these interests when it considered and approved the Plan of Reorganization. The terms of the agreement will continue until the third anniversary of the commencement of the agreement. The agreement provides that Mr. Simon will receive a salary not less than the aggregate salary paid to Mr. Simon by the Bank as of September 30, 1997. Mr. Simon will be eligible to be considered for salary increases, upon review, and will be entitled to other benefits normally afforded executive employees, including employee benefit plan participation, retirement and life insurance policies. Mr. Simon will have exclusive use of a Ford Explorer vehicle which the Bank purchased for his use in 1997, and the reasonable expenses of maintaining, insuring and garaging the vehicle will be paid by Bank Colorado.

      The employment agreement provides for severance benefits for Mr. Simon upon the termination of his employment agreement for reasons other than his death or disability or "for cause" (as defined in his employment agreement). In the event of termination for reasons other than set forth in the preceding sentence, Mr. Simon will receive salary (as defined in the employment agreement) payable at the rate established in his employment agreement for the year in which termination occurs, payable until the third anniversary of the commencement of the agreement. Mr. Simon will also receive such rights as he will have accrued as of the termination date of his employment under the terms of any plans or arrangements in which he participates, reimbursement for expenses accrued as of such termination date, and the cash equivalent of paid annual leave and sick leave accrued as of such termination date.

      Under his employment agreement, Mr. Simon has agreed that he will not during the term of his employment and until the second anniversary of the date of termination of his employment by Bank Colorado pursuant to the employment agreement (i) engage in the banking business other than on behalf of Zions or

Bank Colorado or their affiliates within the market area of Routt County, Colorado and the town of Craig, Colorado; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions or Bank Colorado or their affiliates) engaged in the banking business in such market area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Bank Colorado or any of its affiliates to engage in any action prohibited under (i) or (ii) above.

      The Plan of Reorganization further provides that after the Reorganization becomes effective, Timothy S. Borden, currently chairman of the board and a significant shareholder of the Company, and John R. Adams, currently a director and a significant shareholder of the Company, will each enter into a non-competition agreement with Bank Colorado effective of the Effective Date. The Company Board of Directors was aware of these interests when it considered and approved the Plan of Reorganization. Mr. Borden's non-competition agreement also governs the assignment of the trademark "First National Bank of Colorado," and the associated logo wherein for $1,000 to be paid by Mr. Borden, Bank Colorado will assign to Mr. Borden all right, title and interest in and to the trademark and logo, and goodwill of the business associated with the trademark. Mr. Borden has agreed that he will not during the term of three years commencing with the date of his non-competition agreement use the trademark "First National Bank of Colorado" and associated logo within the prescribed market area of Routt County, Colorado and the town of Craig, Colorado.

      Under their non-competition agreements, Mr. Borden and Mr. Adams have agreed that they will not during the term of 16 months after January 21, 1998,
(i) engage in the banking business other than on behalf of Zions or Bank Colorado or their affiliates within the prescribed market area of Routt County, Colorado and the town of Craig, Colorado; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation or other entity (other than Zions or Bank Colorado or their affiliates) engaged in the banking business in such market area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the respective boards of directors of Bank Colorado or any of its affiliates to engage in any action prohibited under (i) or (ii) above.

Inconsistent Activities

      The Company has agreed in the Plan of Reorganization that unless and until the Holding Company Merger has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, neither the Company nor the Bank will (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Company Common Stock or any capital stock of the Bank or any significant portion of the Company's or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding with respect to any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any of its shares or any significant portion of its assets or of any other matter which could adversely affect the Plan of Reorganization, the Holding Company Merger, or the Bank Merger, the Company is required to give immediate notice thereof to Zions and to keep Zions informed of the matter.

Conduct of Business Pending the Reorganization

         The Plan of Reorganization contains covenants, representations and warranties by the Company and the Bank as to matters which are typical in transactions similar to the Reorganization.

         Prior to the Effective Date, the Company and the Bank have each agreed that neither will without Zions' prior written consent: (i) declare or pay cash dividends or property dividends with the exception of (a) cash dividends paid by the Company to holders of its Common Stock in amounts not to exceed $0.48 per share with respect to the fourth quarter of 1997 and $0.49 per share with respect to subsequent quarters or (b) cash dividends paid by the Bank to the Company to fund any cash dividend paid pursuant to the foregoing clause (a);
(ii) declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities except for the issuance of Company Common Stock already subscribed for or upon exercise of existing stock options, or grant any options to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell its assets to any other person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or engage in any discussions concerning such a possible transaction; (iv) convert the charter or form of entity of the Bank to any other charter or form of entity; (v) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of its business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of its business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed (when aggregated with all other such increases) 4.5% per annum of the aggregate payroll as of November 1, 1997;
(ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (x) enter into any employment or personal services contract with any person or firm except to directly facilitate the Reorganization; nor (xi) purchase any loans or loan-participation interests from, or participate in any loan originated by, any person other than the Company or the Bank.

         The Company and the Bank have also agreed to carry on their businesses and manage their assets and property diligently in the same manner as they have previously done and to use their best efforts to preserve their business organization. Pending completion of the Reorganization or termination of the Plan of Reorganization, the Company and the Bank have agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganization

         The obligations of the Company, the Bank, Zions, Val Cor and Bank Colorado to consummate the Reorganization are subject to, among other things, the satisfaction of the following conditions: (i) the parties shall have received all orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization; (ii) certain litigation, as specified in the Plan of Reorganization, shall not have been instituted or threatened; (iii) the registration statement to be filed by Zions pursuant to the Securities Act in connection with the registration of the shares of Zions Common Stock to be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (iv) the Company and Zions shall have determined that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (v) there shall be no adverse legislation or government regulation which would make the transaction contemplated impossible.

         The obligations of Zions, Val Cor and Bank Colorado to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of the Company and the Bank shall have authorized the Holding Company Merger and Bank Merger, respectively; (ii) all representations and warranties made by the Company and the Bank in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and the Company and the Bank shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (iii) Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company, shall have rendered a legal opinion to Zions in form and substance as set forth in the Plan of Reorganization; (iv) Zions shall have received a favorable opinion from litigation counsel for the Company and the Bank substantially in form and substance as set forth in the Plan of Reorganization;
(v) the Company shall have delivered to Zions all regulatory authorizations entitling the Bank to operate its branches; (vi) during the period from October 31, 1997 to the Effective Date, there shall have been no material adverse change in the financial position or results of operations of the Company or the Bank nor shall the Company or the Bank have sustained any material loss or damage to its properties which materially affects its ability to conduct its business;
(vii) on and as of the Effective Date the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $6,570,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after October 31, 1997; (viii) on and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $441,000; (ix) the CRA rating of the Bank shall be no lower than "satisfactory"; (x) Mr. Simon shall have entered into an employment agreement with Bank Colorado in the form set forth in the Plan of Reorganization; (xi) Bank Colorado and the lessor of the Bank premises located at 2155 Resort Drive, Steamboat Springs, Colorado (the "Lessor") shall have executed and delivered such consents, lease agreements, lease amendments, assignments, assumptions, estoppel certificates, and other documents, in form and substance reasonably acceptable to Bank Colorado, as are necessary to secure to Bank Colorado a leasehold interest in such premises pursuant to the following terms: (a) an initial lease term of five years commencing on the Effective Date, (b) a weighted rental rate during such initial lease term not exceeding fair market value for such term in the Steamboat Springs, Colorado real estate market generally, and (c) four five-year renewals, at the option of the tenant, at a weighted rental rate during each of such option periods whose increase over the weighted rental rate of the prior five-year period shall not exceed the lesser of (1) rental-rate increases prevailing in the Steamboat Springs, Colorado real estate market generally for a similar period or (2) 75% of the change in the Colorado Consumer Price Index (or in the absence thereof such other price inflation index upon which Zions and the Lessor shall mutually agree) for a similar period; (xii) Mr. Borden and Mr. Adams shall have each entered into a non-competition agreement with Bank Colorado in the form set forth in the Plan of Reorganization; (xiii) Zions shall have determined to its satisfaction that the Reorganization contemplated by the Plan of Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16; and (xiv) the audit of the consolidated accounts of the Company and the Bank by Fortner, Bayens, Levkulich and Co., P.C. as of December 31, 1997 and for the year then ended shall have been completed, and no material adverse change to the financial condition of the Company shall have been revealed, nor shall any material adjustments to the financial accounts of the Company or the Bank have been recorded, as a result thereof.

         The obligations of the Company and the Bank to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) the shareholders of Bank Colorado shall have authorized the Bank Merger; (ii) all representations and warranties made by Zions, Val Cor and Bank Colorado in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and Zions, Val Cor and Bank Colorado shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (iii) receipt of a legal opinion of Duane, Morris & Heckscher LLP, legal counsel to Zions, in form and substance as set forth in the Plan of Reorganization; (iv) during the period from September 30, 1997 to the Effective Date, there shall be no material adverse change in the financial position or results of operations of Zions nor shall Zions have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; and (v) Zions Common Stock shall be quoted on NASDAQ or shall be listed on a national securities exchange.

Representations and Warranties

         The representations and warranties of Zions, Val Cor, Bank Colorado, the Company and the Bank contained in the Plan of Reorganization relate, among other things, to the organization and good standing of the parties; the capitalization of the parties; the authorization by the parties of the Plan of Reorganization and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since October 31, 1997 with respect to Zions, the Company and the Bank; the absence of undisclosed liabilities; and compliance with laws. The Company has additionally warranted that there has been since October 31, 1997 no material deterioration in the quality of its consolidated loan portfolio and no material increase in the consolidated level of its nonperforming assets or non-accrual loans or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses. The Company has also warranted that its consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company in view of the size and character of such portfolios, current economic conditions, and other factors.

         Zions and the Company have additionally warranted that there are no facts known to them respectively which reasonably might materially adversely affect their respective business, assets, liabilities, financial condition, results of operations or prospects which have not been disclosed in their respective financial statements or a certificate delivered to the other party.

Amendment and Waiver

         Notwithstanding prior approval by the shareholders of the Company or Bank Colorado, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of the Company or Bank Colorado unless shareholder approval of the amendment is procured. Zions or the Company may also, at any time prior to the Effective Date, waive any condition or term of the Plan of Reorganization provided that any such waiver must be in writing signed by the party entitled to the benefit thereof and will be permitted only if it will not have a materially adverse effect on the benefits intended under the Plan of Reorganization to its shareholders.

Authorized Termination and Damages for Breach


         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of the Company and Bank Colorado, as follows: (i) by mutual consent of the parties to the Plan of Reorganization; (ii) unilaterally, by Zions if any of the representations and warranties by the Company or the Bank was materially incorrect when made or in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) unilaterally, by the Company if any of the representations and warranties of Zions, Val Cor or Bank Colorado was materially incorrect when made or in the event of a material breach or material failure by Zions, Val Cor or Bank Colorado of any covenant or agreement of Zions, Val Cor or Bank Colorado contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iv) by either the Company or Zions if the Holding Company Merger has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the transactions contemplated by the Plan of Reorganization; or (v) by any party on or after May 31, 1998 if the Effective Date has not occurred on or before that date.


         If either party terminates the Plan of Reorganization because any of the representations and warranties of a party was materially incorrect when made, or because of a material breach or material failure by a party of a covenant or agreement made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable to the other party or parties to the Plan of Reorganization not affiliated with it in the amount of the actual, reasonable out-of-pocket expenses, not to exceed $500,000.

Restrictions on Resales by Company Affiliates

         The shares of Zions Common Stock issuable in the Reorganization have been registered under the Securities Act, and such shares will generally be freely tradable by Company shareholders who receive Zions shares as a result of the Reorganization. However, the registration does not cover resales by Company shareholders who may be deemed to control, be controlled by, or be under common control with the Company or Zions and who therefore may be deemed "affiliates" of the Company or Zions as that term is defined in Rule 144 under the Securities Act. Such affiliates are not permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act covering the shares to be sold;
(ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. Additionally, such Company affiliates will not be permitted to sell any shares of Company Common Stock or Zions Common Stock during the 30 day period preceding the Effective Date, nor will they be permitted to sell any shares of Zions Common Stock following the Effective Date until such time as financial results covering at least 30 days of post-Holding Company Merger combined operations shall have been published by Zions. The management of the Company will notify those persons who it believes may be such affiliates.

Expenses

         Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. The Company will pay the cost of printing and delivering this Proxy Statement/Prospectus and other material to the Company shareholders. Zions will pay the costs attributable to registering its stock issuable pursuant to this Proxy Statement/Prospectus under federal and state securities laws.

Government Approvals


         Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal, Utah, and Colorado regulators, including the Board of Governors, the Comptroller, the Commissioner, and the Division. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until thirty days after the approvals of the federal regulators have been obtained, except that this period may be shortened with the concurrence of the Attorney General of the United States. All regulatory approvals have been obtained.

Effective Date of the Reorganization

         It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of the Company, the Reorganization will become effective in the [second] quarter of 1998. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective in the [second] quarter of 1998. In addition, as also noted above, Zions and the Company retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

Accounting Treatment

         The Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with ABP Opinion No. 16. A condition to consummation of the Plan of Reorganization is that Zions shall have received a letter to the above effect from KPMG Peat Marwick, LLP, certified public accountants, and the Company shall have received a letter to the above effect from Fortner, Bayens, Levkulich & Co., P.C., certified public accountants. This method of accounting views the Reorganization as a uniting of the separate ownership interests through an exchange of shares. As such, the pro forma financial information represents the combined historical financial data of Zions and the Company, subject only to certain adjustments described in the notes to the data presented.

Relationship Between Zions and the Company

         Neither Zions nor the Company is aware of any material relationship between Zions, its directors or officers or their affiliates, and the Company, its directors or executive officers or their affiliates, except as contemplated by the Plan of Reorganization or as described herein.

Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma combined financial information reflects the application of the pooling of interests method of accounting. The following tables, which show comparative historical per Common Share data for Zions and the Company (separately and pro-forma combined) and equivalent pro-forma per share data for the Company, should be read in conjunction with the financial information included herein or incorporated herein by reference to other documents. The pro-forma data in the table, presented as of and for each of the years in the three year period ended December 31, 1997 is presented for comparative and illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the periods or as of the dates for which the information in the table is presented.




                                                      Historical                                 Pro Forma
                                             ---------------------------            -----------------------------------
                                                                                      Zions and
                                                                                     Routt County         Routt County
                                                                                     Pro-Forma            Equivalent
Per Common Share                             Zions          Routt County             Combined(4)          Pro-Forma(5)
----------------                             -----          ------------             -----------          ------------
NET INCOME (diluted)(1)
 For the years ended
 December 31, 1997                            $ 1.89          $ 5.56                  $ 1.90                 $ 3.88
 December 31, 1996                              1.68            5.70                    1.69                   3.46
 December 31, 1995                              1.37            3.84                    1.38                   2.81

CASH DIVIDENDS(2)
 For the years ended
 December 31, 1997                            $.4700          $ 1.86                  $  .4700               $  .9588
 December 31, 1996                             .4250            3.00                     .4250                  .8670
 December 31, 1995                             .3525            1.60                     .3525                  .7191

BOOK VALUE:(3)
 As of December 31, 1997                      $10.25          $21.37                  $10.25                 $20.91
       December 31, 1996                        8.72           17.57                    8.74                  17.82
       December 31, 1995                        7.46           15.20                    7.48                  15.26



(1) Net income per share is based on weighted average common and common equivalent shares outstanding.

(2) Pro forma cash dividends per share represent historical cash dividends of Zions.

(3) Book value per common share is based on total period-end shareholders' equity.

(4) Pro forma combined net income per share represents historical net income of Zions and the Company computed using historical weighted average common and common equivalent shares of Zions adjusted by computed common and common equivalent shares to be issued in the transaction. Pro forma combined book value per share represents historical total shareholders' equity of Zions and the Company computed using Zions' historical common shares outstanding adjusted by computed common shares to be issued in the transaction.

(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the exchange ratio of one share of Company Common Stock for 2.04 shares of Zions Common Stock.

                           SUPERVISION AND REGULATION

         The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

         Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Board of Governors. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Board of Governors determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Board of

Governors is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Bank holding companies, such as Zions, are required to obtain prior approval of the Board of Governors to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Pursuant to the Riegle-Neal Interstate Branching and Efficiency Act of 1994, as amended ("Riegle-Neal Act"), subject to approval by the Board of Governors, bank holding companies are authorized to acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, the most significant of which include adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and mergers. See "Interstate Banking" below.

         The Board of Governors is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Board of Governors has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

         Risk-Based Capital Guidelines. The Board of Governors has established risk-based capital guidelines for bank holding companies. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Board of Governors, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital.

         Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets--0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, generally, cash and balances due from federal reserve banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, generally, claims on U.S. banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, generally, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At December 31, 1997, Zions' Tier 1 and Total Capital ratios were 11.74% and 13.75%, respectively.

         The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall interest rate exposure; (ii) quality and level of earnings; (iii) investment or loan portfolio concentrations; (iv) quality of loans and investments; (v) the effectiveness of loan and investment policies; (vi) certain risks arising from nontraditional activities; and (vii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets. Market risk of a banking organization--risk of loss stemming from movements in market prices-- is not evaluated under the current risk-based capital ratio analysis (and is therefore analyzed by the bank regulators through a general assessment of an organization's capital adequacy) unless trading activities constitute 10 percent or $1 billion or more of the assets of such organization. Such an organization (unless exempted by the banking regulators) and certain other banking organizations designated by the banking regulators must include in its risk-based capital ratio analysis charges for, and hold capital against, general market risk of all positions held in its trading account and of foreign exchange and commodity positions wherever located, as well as against specific risk of debt and equity positions located in its trading account. Currently, Zions does not calculate a risk-based capital charge for its market risk.

          The following table presents Zions' regulatory capital position at December 31, 1997 under the risk-based capital guidelines.

                               Risk-Based Capital
                             (Dollars in thousands)

                                                                     Percent
                                                                     of Risk-
                                                                     Adjusted
                                                    Amount            Assets
                                                    ------            ------

Tier 1 Capital.............................        $  660,446          11.74%
Minimum Requirement........................           224,975           4.00
                                                   ----------        -------
  Excess...................................        $  435,471           7.74%
                                                   ==========        =======

Total Capital..............................        $  773,245          13.75%
Minimum Requirement........................           449,950           8.00
                                                   ----------        -------
  Excess...................................        $  323,295           5.75%
                                                   ==========        =======

Risk-Adjusted Assets,
  net of goodwill, excess deferred
  tax assets and excess allowance..........        $5,624,373         100.00%
                                                   ==========        =======


Minimum Leverage Ratio. The Board of Governors has adopted capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with a risk-based ratio of 8% that took effect at the end of 1992. At December 31, 1997, Zions' leverage ratio was 6.75%.

         The Board of Governors has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Board of Governors has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The following table presents Zions' leverage ratio at December 31, 1997. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Board of Governors, other banking organizations would be expected to maintain capital at higher levels.

                                                                      Percent
                                                                    of Average
                                                                    Assets, Net
                                                     Amount         of Goodwill
                                                     ------         -----------

                                                     (Dollars in thousands)
Tier 1 Capital.............................        $  660,446           6.75%
Minimum Requirement........................           293,537           3.00
                                                   ----------         ------

Excess.....................................        $  366,909           3.75%
                                                   ==========         ======

Average Assets, net of goodwill and
  deferred tax assets......................        $9,784,570         100.00%
                                                   ==========         ======


         Other Issues and Developments Relating to Regulatory Capital. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Board of Governors have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters, except that it may not be categorized as critically undercapitalized unless actually indicated by its capital position.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. All insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of critically undercapitalized, significantly undercapitalized and certain undercapitalized banks are required to obtain the approval of the Board of Governors before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their hiring of senior executive officers.

         Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulatory and Supervisory Issues

         Pursuant to FDICIA, the federal banking agencies have adopted regulations or guidelines prescribing standards for safety and soundness of insured banks and in some instances their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth or increase its ratio of tangible equity to assets, or impose other operating restrictions.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those for which national banks are eligible, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself).

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. The most important of such measures include legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions and eliminate or revise the features of the specialized savings association charter. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on Zions or its subsidiaries.

Deposit Insurance and Other Assessments

         Insured banks (including the bank subsidiaries of Zions) are required to make quarterly deposit insurance assessment payments to the Bank Insurance Fund (the "BIF"), and most savings associations to the Savings Association Insurance Fund (the "SAIF"), under a risk-based assessment system established by the FDIC. (In addition, certain banks must also pay deposit insurance assessments to the SAIF and certain savings associations, to the BIF alone or to both funds.) Under this system, each institution's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured institution in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized," "adequately capitalized" or "less than adequately capitalized" institutions, with each category of institution divided into subcategories of institutions which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." Those institutions deemed weakest by the FDIC are subject to the highest assessment rates; those deemed strongest are subject to the lowest assessment rates. The FDIC establishes semi-annual assessment rates with the objective of enabling the affected insurance fund to achieve or maintain a statutorily-mandated target reserve ratio of 1.25% of insured deposits. In establishing assessment rates, the FDIC Board of Directors is required to consider (i) expected operating expenses, case resolution expenditures and income of the FDIC; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it.

         Until June 30, 1998, both BIF- and SAIF-assessable deposits will be subject to an assessment schedule providing for an assessment range of 0% to
 .27% (with intermediate rates of .03%, .10%, .17% and .24%, depending upon an institution's supervisory risk group). Both BIF and SAIF assessment rates are subject to semi-annual adjustment by the FDIC Board of Directors within a range of up to five basis points without public comment. The FDIC Board of Directors also possesses authority to impose special assessments from time to time.

         In addition to the payment of deposit insurance assessments, depository institutions are required to make quarterly assessment payments to the FDIC on both their BIF and SAIF assessable deposits which will be paid to the Financing Corporation, established by the Federal Housing Finance Board pursuant to FIRREA, to enable it to pay interest and certain other expenses on bonds which it issued to facilitate the resolution of failed savings associations. Pursuant to the Federal Home Loan Bank Act, the Financing Corporation, with the approval of the FDIC Board of Directors, establishes assessment rates based upon estimates of (i) expected operating expenses, case resolution expenditures and income of the Financing Corporation; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it. Additionally, the Financing Corporation is required to assess BIF-assessable deposits at a rate one-fifth the rate applicable to SAIF-assessable deposits until the first to occur of the merger of the BIF and SAIF funds or January 1, 2000. Assessment rates for the first semi-annual period of 1998 have been set at
1.256 basis points annually for the first quarter and 1.211 basis points for the second quarter for BIF-assessable deposits and 6.28 and 6.22 basis points annually, respectively, for SAIF-assessable deposits.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states and the Congress have enacted legislation intended to allow certain interstate banking combinations.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Board of Governors to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state. Since June 1, 1997, and earlier where permitted by applicable state law, an insured bank has been authorized to apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert the branch offices of the out-of-state bank to those of its own or, alternatively, convert its branch offices to those of the out-of-state bank, unless its home state or the home state of the out-of-state bank had adopted qualifying legislation barring this form of interstate expansion by June 1, 1997.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, the most significant of which include adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States and not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with

"host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Pursuant to FIRREA, bank holding companies may acquire savings associations (including savings and loan associations and federal savings banks) without geographic restriction under the Bank Holding Company Act.

         Bank holding companies whose home state is Utah are authorized to acquire control of depository institutions and depository institution holding companies located in other states. Colorado law authorizes an out-of-state bank holding company, with the prior approval of the Division, to acquire a Colorado bank holding company whose operations are principally conducted within the state irrespective of the number of years the depository institution subsidiaries of the Colorado bank holding company have been in operation provided that at the time of acquisition, the out-of-state bank holding company will not control more than 25 percent of the aggregate deposits made in federally-insured banks, savings and loan associations, federal savings banks, industrial banks, bank holding companies, thrift holding companies and industrial bank holding companies located in the state and certain other requirements are satisfied.

                                 MONETARY POLICY

         The earnings of Zions and the Company are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Board of Governors has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions and the Company cannot be predicted.

                   INFORMATION CONCERNING ZIONS BANCORPORATION

Selected Financial Data

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions' consolidated financial statements and the related notes thereto incorporated by reference herein. The per share information presented reflects Zions' May 9, 1997 stock split. See "Zions Documents Incorporated by Reference."

ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)

                                                                                  As of, and for the
                                                                                Year Ended December 31,
                                                         --------------------------------------------------------------------
                                                             1997         1996         1995           1994           1993
                                                             ----         ----         ----           ----           ----
EARNINGS SUMMARY
----------------
Taxable-equivalent net interest income                   $   358,676  $   296,372  $   238,880    $   203,313    $   178,636
Net interest income                                          351,799      289,166      233,547        198,606        174,657
Noninterest income                                           143,167      114,270       88,811         73,202         79,880
Provision for loan losses                                      6,175        4,640        3,000          2,181          2,993
Noninterest expenses (1)                                     301,218      235,272      195,186        174,900        167,750
Income taxes                                                  65,211       56,101       41,787         30,900         27,248
Income before cumulative effect of changes
     in accounting principles                                122,362      107,423       82,385         63,827         56,546
Cumulative effect of changes in
     accounting principles (2)                                     -            -            -              -          1,659
Net income                                                   122,362      107,423       82,385         63,827         58,205

COMMON STOCK DATA
-----------------
Earnings per common share:
Income before cumulative effect of
     changes in accounting principles - diluted          $      1.89  $      1.68  $      1.37    $      1.09    $       .99
Net income - basic                                              1.92         1.70         1.39           1.11           1.03
Net income - diluted                                            1.89         1.68         1.37           1.09           1.02
Dividends declared per share                                   .4700        .4250        .3525          .2900          .2450
Dividend payout ratio (%)                                      23.20%       23.27%       24.95%         27.06%         21.81%
Book value per share at year end                               10.25         8.72         7.46           6.28           5.50
Market to book value at year end (%)                          442.73%      298.17%      268.90%        142.83%        168.18%
Average common shares outstanding                         63,868,000   63,194,000   59,435,000     57,754,000     56,636,000
Weighted average common and common
     equivalent shares outstanding during the year        64,629,000   63,787,000   60,013,000     58,404,000     57,120,000
Common shares outstanding at year end                     63,962,100   63,468,480   62,773,280     58,238,208     56,805,468
                                                                        6201,3672        7,544

AVERAGE BALANCE SHEET DATA
--------------------------
Money market investments                                 $ 1,490,772  $   923,670  $   945,842    $   869,709    $   788,694
Securities                                                 2,575,295    1,977,875    1,665,500      1,545,704      1,209,165
Loan and leases, net                                       4,341,674    3,432,347    2,662,753      2,574,995      2,222,182
Total interest-earning assets                              8,407,741    6,333,892    5,274,095      4,990,408      4,220,041
Total assets                                               9,214,155    6,914,213    5,779,025      5,456,613      4,643,918
Interest-bearing deposits                                  4,410,491    3,653,420    3,095,714      2,744,976      2,449,275
Total deposits                                             5,783,370    4,731,889    3,963,702      3,583,094      3,178,926
FHLB advances and other borrowings over one                  136,381       87,700       96,305        118,607        111,974
year
Long-term debt                                               257,779       55,187       57,506         59,493         75,623
Total interest-bearing liabilities                         7,067,324    5,208,318    4,397,582      4,197,865      3,556,746
Shareholders' equity                                         615,535      512,739      407,498        339,181        286,331

YEAR END BALANCE SHEET DATA
---------------------------
Money market investments                                 $   814,088  $   613,429  $   687,251    $   403,446    $   597,680
Securities                                                 2,712,094    1,983,643    1,694,669      1,663,433      1,258,939
Loans and leases, net                                      4,871,650    3,837,149    3,068,057      2,391,278      2,486,346
Allowance for loan losses                                     80,481       76,803       73,437         67,018         68,461
Total assets                                               9,521,770    7,116,413    6,095,515      4,934,095      4,801,054
Total deposits                                             6,854,462    5,119,692    4,511,184      3,705,976      3,432,289
FHLB advances and other borrowings over one                  210,681       81,875       95,817        101,571        152,109
year
Long-term debt                                               258,566      251,620       56,229         58,182         59,587
Shareholders' equity                                         655,460      554,610      469,678        365,770        312,592


                                                                                As of, and for the
                                                                              Year Ended December 31,
                                                         ----------------------------------------------------------------------
                                                                1997         1996         1995           1994           1993
                                                                ----         ----         ----           ----           ----
Nonperforming assets:
     Nonaccrual loans                                    $    11,907  $    12,704  $    10,875    $    13,635    $    23,364
     Restructured loans                                          691          857          249            567          4,006
     Other real estate owned and other
          nonperforming assets                                 3,371          138        1,609          4,741          3,267
     Total nonperforming assets                               15,969       13,699       12,733         18,943         30,637
Accruing loans past due 90 days or more                        9,944        3,563        5,309          3,041         10,821

SELECTED RATIOS
---------------
Net interest margin (3)                                         4.27%        4.68%        4.53%          4.07%          4.23%
Return on average assets                                        1.33%        1.55%        1.43%          1.17%          1.25%
Return on average common equity                                19.88%       20.95%       20.22%         18.82%         20.33%
Ratio of average common equity to average assets                6.68%        7.42%        7.05%          6.22%          6.17%
Tier I risk-based capital - year end                           11.74%       14.16%       11.33%         11.81%         10.85%
Total risk-based capital - year end                            13.75%       17.52%       14.03%         14.96%         14.12%
Leverage ratio - year end                                       6.75%        8.70%        6.33%          6.24%          5.44%
Ratio of nonperforming assets to total
     assets - year end                                           .17%         .19%         .21%           .38%           .64%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at year end                      .33%         .36%         .41%           .79%          1.23%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                            .19%         .11%         .10%           .19%         (.23)%
Ratio of allowance for loan losses to net loans
     and leases outstanding at year end                         1.65%        2.00%        2.39%          2.80%          2.75%
Ratio of allowance for loan losses to
     nonperforming loans at year end                          638.84%      566.35%      660.17%        471.89%        250.13%

(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993 to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years earlier in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993 allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

Stock Prices and Dividends on Zions Common Stock

         Zions Common Stock is traded in the over-the-counter market under the symbol "ZION" and is listed in the NASDAQ-NMS. The following table has been adjusted to reflect Zions' May 9, 1997 stock split and sets forth the high and low daily sales prices for Zions Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on Zions Common Stock for such periods.


                                                                      Cash
                                                                    Dividends
                                            High         Low        Declared
                                            ----         ---        --------

1996
First Quarter............................  $19.81      $16.69        $ .1025
Second Quarter ..........................   19.75       17.00          .1025
Third Quarter............................   22.44       18.00          .11
Fourth Quarter...........................   26.00       21.94          .11
                                                                     --------
                                                                     $ .425
                                                                     ========

1997
First Quarter............................  $33.25      $25.69        $ .11
Second Quarter...........................   37.63       28.38          .12
Third Quarter............................   41.13       34.69          .12
Fourth Quarter...........................   46.00       37.63          .12
                                                                     --------
                                                                     $ .47
                                                                     ========

1998
First Quarter............................  $55.69      $39.56        $ .12
Second Quarter (through April 27, 1998)..   53.13       48.06           --


         On January 21, 1998, the last NASDAQ-NMS trading day prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $44.00. On April 27, 1998, the last trading date before this Proxy Statement/Prospectus was sent to the printers, the closing sale price for the Zions Common Stock was $48.0625. On April 27, 1998, there were approximately 69,138,844 shares of Zions Common Stock outstanding, held by approximately 5,438 shareholders of record.


         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Principal Holders of Zions Common Stock

         The following table sets forth as of February 27, 1998, the record and beneficial ownership of Zions Common Stock by the principal common shareholders of Zions.


                                                                                     No. of            % of
Name and Address                                     Type of Ownership               Shares            Class
----------------                                     -----------------               ------            -----
Roy W. Simmons                                      Record and Beneficial            2,279,815         3.30%
         One South Main                             Beneficial(1)                    1,991,376         2.88%
         Salt Lake City, Utah  84111                                                 ---------         ----
                                                                                     4,271,191         6.18%

Zions First National Bank                           Record(2)                        4,581,741         6.60%
         One South Main
         Salt Lake City, Utah  84111

----------

(1) Represents Roy W. Simmons' ownership interest in 1,991,376 shares held by a company in which Mr. Simmons serves as a director.

(2) These shares are owned of record as of February 17, 1998, by Zions First National Bank, a subsidiary of Zions, in its capacity as fiduciary for various trust and advisory accounts. Of the shares shown, Zions First National Bank has sole voting power with respect to a total of 3,296,197 shares (4.7% of the class) it holds as trustee for the Zions Bancorporation Employee Stock Savings Plan, the Zions Bancorporation Employee Investment Savings Plan, and the Zions Bancorporation Profit Sharing Plan. Zions First National Bank also acts as trustee for the Zions Bancorporation Dividend Reinvestment Plan, which holds 1,007,804 shares (1.4% of the class) and the Zions Bancorporation PAYSOP Plan, which holds 277,740 shares (.4% of the class) as to which Zions First National Bank does not have or share voting power.

         Set forth below is the beneficial ownership, as of February 27, 1998, of Zions' common stock by each of Zions' directors, and all directors and officers as a group.

                                     No. of Shares                 % of
Directors                         Beneficially Owned              Class
---------                         ------------------              -----

Jerry C. Atkin                           9,800                     * (1)

Grant R. Caldwell                        7,000                     * (1)

R.D. Cash(3)                            27,000                     * (1)

Richard H. Madsen                      197,622                     * (1)

Roger B. Porter(3)                       3,000                     * (1)

Robert G. Sarver(3)                    818,124                      1.18

Harris H. Simmons                    2,498,662(2)                   3.62

L. E. Simmons(3)                     2,296,229(2)                   3.33

Roy W. Simmons(3)                    4,271,191(2)                   6.19

I. J. Wagner(3)                         285,000(2)                  * (1)

All directors and officers
  as a group (31 persons)             7,945,288                    11.44

----------
(1)      Immaterial percentage of ownership.
(2) Totals include 1,991,376 shares attributed to each individual through serving as a director in a company holding such shares in Zions. Of such 1,991,376 shares attributed to Harris H. Simmons, Mr. Simmons holds an option to acquire 186,792 shares, all of which are vested and presently exercisable.
(3) These individuals also own phantom stock through the Company's Deferred Compensation Plan for Directors which are not included in the above totals. The amount of phantom stock held as of December 31, 1997 was as follows: Mr. Cash, 24,134 shares; Mr. Porter, 8,313 shares; Mr. Sarver, 3,545 shares; Mr. L.E. Simmons, 5,193 shares; Mr. Roy Simmons, 20,137 shares; and Mr. Wagner, 2,891 shares.

Zions Documents Incorporated By Reference

         The following documents previously filed by Zions with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

       1. Zions' Annual Report on Form 10-K for the year ended December 31, 1997 ("Zions Form 10-K");

       2. Zions' Current Reports on Form 8-K filed by Zions on February 6, 1998 and April 15, 1998;

       3. The description of Zions Common Stock which is contained in Zions' registration statement on Form 10, and any amendment or report filed for the purpose of updating such description; and

       4. The description of the Zions Rights Plan contained in Zions' registration statement on Form 8-A dated October 10, 1996, and any amendment or report filed for the purpose of updating such description.

         The Company shareholders who wish to obtain copies of any Zions document incorporated by reference herein may do so by following the instructions under the section titled "Available Information" in the initial pages of this Proxy Statement/Prospectus.

         All documents filed by Zions with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Date shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy

Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                 INFORMATION CONCERNING THE COMPANY AND THE BANK

General

         The First National Bank of Colorado (formerly known as the First National Bank of Steamboat Springs) was organized under national law on November 1, 1984. The Bank is a wholly-owned subsidiary of the Company. The Company became a registered bank holding company under the Bank Holding Company Act in May 1991. The outstanding common stock of the Company is owned by eighteen shareholders of record with 318,664.47 shares issued and outstanding. Since its formation, the activities of the Company have been limited to ownership and operation of the Bank. As a registered bank holding company, the Company is subject to regulation and examination by the Federal Reserve Bank. The Bank is subject to regulation and examination by the Office of the Comptroller of the Currency (the "OCC").

         Since its inception, the Bank has grown to become a strong community banking franchise, with over $92 million in assets. Over the past 13 years, the bank has prospered by establishing and maintaining beneficial relationships with large and small commercial businesses and increasing the Bank's visibility as a construction, permanent mortgage and real estate lending bank in the Bank's geographic area.

         The Bank serves its depositors and customers by delivering a broad range of traditional retail deposit and loan services through its two locations. The main office of the Bank is located at 2155 Resort Drive, Steamboat Springs, Colorado, and the Bank's only branch facility is located in downtown Steamboat Springs at the corner of 8th and Lincoln Avenue.

Business

         The Bank is the second largest bank in Routt County, Colorado and is one of three banks with operations in Steamboat Springs, Colorado. As of December 31, 1997, the Bank had total assets of $92.9 million, total deposits of $83.5 million, and total stockholders' equity of $6.8 million.

         Strategy. The Bank's strategy has been to build and maintain profitable relationships while continuing its focus on the community banking market segment and improving services through adoption of new technologies.

         Marketing/Customer Service. The Bank seeks to build and maintain profitable relationships by instituting programs such as: a four-tiered program to prioritize the bank's customer base; a referral and cross-marketing program; various training programs; and a performance evaluation, incentive and reward program for employees.

     Technology. Management of the Bank believes that investments in technology improve the service provided by the Bank to depositors and customers. In furtherance of this belief, the Bank has installed automated teller machines

("ATMs") at each of its two locations. In addition to furnishing ATMs, the Bank has introduced a voice response unit (VRU) that provides inquiry, balance and loan transfer capabilities. Further, the bank has invested in computers and network capabilities. However, management of the Bank believes that affiliation with a larger banking organization is necessary to keep pace with rapidly changing technologies and services.

         Market Areas Served. The Bank's two facilities are both located within the Steamboat Springs area. The main office (with attached drive-up facility) is located at the corner of Pine Grove and Mt. Wemer Road, and the downtown branch, is located at the corner of 8th and Lincoln. The Bank's primary market area, as defined by the Bank's Community Reinvestment Plan, is Steamboat Springs and Routt County, Colorado.

         Loans. The Bank follows a uniform credit policy for its loans, which sets forth underwriting and loan administration criteria, including levels of loan commitments, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. The Bank monitors asset quality utilizing an internal and external loan review program. Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Approximately 62% of the Bank's loan portfolio at December 31, 1997, had interest rates that float with the Bank's base rate or some other published reference rate.

         In the ordinary course of business, the Bank enters into various types of transactions that include commitments to extend credit and standing letters of credit. The Bank uses the same credit policies in underwriting these commitments as it uses in all its lending activities and includes these commitments in its lending risk evaluations. The Bank's exposure to credit loss under commitments to extend credit is represented by the amount of the commitments. Under applicable federal and state law, permissible loans by the Bank to one borrower were limited to an aggregate of $1,073,848 at December 31, 1997.

         Loan Portfolio. The following table sets forth the classification of loans of the Bank by major categories at the dates indicated.


(In Thousands)

                                                       December 31,
                                                 1997              1996
                                                 ----              ----

Commercial                                      $36,570           $29,283
Construction                                      8,844             9,916
Real Estate Mortgage                              5,316             5,625
Consumer                                          4,736             3,900
                                                -------           -------
Total Loans                                      55,466            48,724

Less Unearned Income                                 (2)              (10)
Less Allowance for Loan Losses                     (443)             (438)
                                                -------           -------

Net Loans                                        55,021            48,276
                                                =======           =======

         The Bank's focus has been on real estate secured commercial loans for small to medium size businesses; consequently, this category represents a large percentage of the Bank's loan portfolio. The Bank primarily accepts real estate as collateral, but also accepts accounts receivable, inventory and furniture, fixtures and equipment.

         The real estate loan category consists principally of improved real estate loans. The Bank makes some land loans but is not actively engaged in the origination of first mortgage loans for single family homes. The Bank does have a mortgage loan department which brokers and sells conventional first mortgage loans to the secondary market.

         Personal loans and credit lines represent a small percentage of total loans. These loans are typically to individuals for non-business purposes (such as household, family and other personal purposes), including new and used car loans. The Bank has minimal student loans. For the past seven years, the Bank's strategy has been to focus on floating rate loans with maturities up to five years. Accordingly, a majority of the Bank's existing loans are floating rate loans. Most floating rate loans have interest rates from 1.5% to 2% over prime as reported in the Wall Street Journal. Of the Bank's $56 million of outstanding credit commitments and $19 million of unfunded commitments at December 31, 1997, the majority were loans with floating rates.

         The following table presents at December 31, 1997, and December 31, 1996, loans by maturity. Actual maturities may differ from the contractual maturities as a result of renewals and prepayments. In addition, all loans due after one year that have predetermined interest rates and that have floating or adjustable rates are shown below:


(In Thousands)

Maturity                                    December 31, 1997
--------                                    -----------------

Less than 1 year                                 $20,549

One year to 5 years                               24,479

Over 5 years                                      10,438
                                                 -------

          Total                                  $55,466
                                                 =======


Loans due after one year
------------------------

Fixed interest rate                              $15,796

Floating rate                                     19,121

         Approximately $25,463,000 at December 31, 1997, and $19,924,000 at
December 31, 1996, represent loans collateralized by commercial real estate.

         Non-Performing Assets. The Bank knows of no material loans that are now current where there are serious doubts as to the ability of the borrower to comply with present loan repayment terms. At December 31, 1997, the Bank had total criticized assets (i.e. non-performing, doubtful, substandard, or loss loans) of $487,000, representing 0.9% of total loans and 6.75% of capital.

                                                                                   December 31,
                                                                                   ------------
                                                                                 1997        1996
                                                                                 ----        ----
                                                                              (Dollars in thousands)
Non performing loans:
  Loans 90 days or more delinquent and still accruing...............             $ 10        $ 33
  Nonaccrual loans..................................................              161          --
  Troubled debt restructurings......................................               --          --
                                                                                 ----        ----
                  Total nonperforming loans.........................             $171        $ 33
                                                                                 ====        ====

Other real estate owned.............................................               --          --
Other assets acquired by foreclosure................................               --          --
                                                                                 ----        ----
                  Total nonperforming assets........................             $171        $ 33
                                                                                 ====        ====

Allowance for loan losses...........................................             $442        $438
                                                                                 ====        ====

Ratio of total nonperforming assets to total assets.................             0.18%       0.04%
Ratio of total nonperforming loans to total loans...................             0.31%       0.07%
Ratio of allowance for loan losses to total loans...................             0.80%       0.90%
Ratio of allowance for loan losses to total nonperforming loans.....              258%      1,327%

         Non-performing loans. Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, non-accrual loans and troubled debt restructurings. At December 31, 1997, the recorded investment in loans for which impairment has been recognized totaled $161,000. There were no impaired loans at December 31, 1996. The average recorded investment in impaired loans was approximately $160,000 for 1997.

         Non-accrual loans are loans on which the accrual of interest has been discontinued. When, in the opinion of the Bank management, a reasonable doubt exists as to the full, timely collection of interest or principal, regardless of the delinquency status of a loan, the accrual or interest income is discontinued and all interest previously accrued, but not collected, is reversed against current period interest income. While the loan is on a non-accrual status, interest income is recognized only upon receipt and only if, in the judgment of management, future collection of principal is probable. Loans 90 days or more delinquent are changed to non-accrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable. Interest accruals are resumed on non-accrual loans only when, in the judgment of the Bank management, the loans are estimated to be fully collectible as to both principal and interest.

         Troubled debt restructurings are loans that have been re-negotiated to provide a reduction or deferral of interest or principal balance because of a deterioration in the financial position of the borrower.

         Additional interest income on non-accrual loans that would have been recognized in 1997 had the loans been current in accordance with their original terms was not material. No interest income was collected in 1997 on non-accrual loans.

         Other Real Estate Owned. Other real estate owned ("OREO") includes property acquired in foreclosure proceedings or under agreements with delinquent borrowers. As of December 31, 1997 and 1996, the Bank had no OREO.


         Analysis of Allowance for Loan Losses. The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Charge off(s) or recoveries are charged or credited directly to the allowance. In general, the amount charged to earnings each year, if any, by the Bank is based on the Bank management's judgment, which takes into consideration a number of factors, including: (a) the Bank's historic loss experience in relation to outstanding loans and the existing level of the allowance; (b) recommendations by the Bank's external auditors; and (c) estimates by lending officers of the true dollar loss exposure on classified loans. At December 31, 1997, the Bank had an allowance for loan losses of $442,000.

         The following table sets forth the historical relationship between the Bank's loan charge off(s) and recoveries and allowance for loan losses at the dates indicated:


                                                      Year ended December 31,
                                                      -----------------------
                                                       1997             1996
                                                       ----             ----
                                                       (Dollars in thousands)
Balance of allowance for loan losses at
         beginning of period                           $438             $359
Charge Offs:
  Real Estate loans                                      --               --
  Installment loans                                      --                2
  Credit cards and related plans                          8                7
  Commercial and all other loans                          6                0
  Lease financing receivables                            --               --
                                                       ----             ----

         Total charge-offs                               14                9
                                                       ----             ----

Recoveries:
  Real Estate loans                                      --               --
  Installment loans                                       1                1
  Credit cards and related plans                          1               --
  Commercial and all other loans                         16               87
  Lease financing receivables                            --               --
                                                       ----             ----

         Total recoveries                                18               88
                                                       ----             ----

Net (charge-offs) recoveries                              4               79
Provision for loan losses                                --               --
                                                       ----             ----

Balance of allowance for loan losses
         at end of period                              $442             $438
                                                       ====             ====

Ratio of net (charge-offs) recoveries
  to average loans                                     0.01%            0.19%
Average loans outstanding during period             $51,960          $42,126

Investment Securities

         The Bank maintains a portfolio of investment securities to provide additional diversification and earnings on funds not being utilized for loan activity or other purposes. The Bank has formalized an investment policy that the Bank may invest in direct obligations of the U.S. Treasury; securities backed by Federal agencies; state, county and municipal securities that represent general obligations of the issuer; revenue bonds rated Baa or higher by Moody's or Standard & Poor's; money market instruments of federally insured institutions; and corporate securities rated Baa or higher. To reduce investment risk and ensure that investments do not exceed legal investment limits, the Bank's Asset Liability Committee meets at least monthly to consider the investment securities portfolio and its quality, maturity, marketability and risk diversification. The Asset Liability Committee reports to the Board of Directors of the Bank on a monthly basis.

         The following table sets forth the amortized cost and market value of the Bank's investment securities by class of security at the date indicated.

                                                        December 31, 1997                  December 31, 1996
                                                        -----------------                  -----------------
                                                   Amortized           Market          Amortized          Market
                                                      Cost             Value              Cost             Value
                                                      ----             -----              ----             -----
                                                                         (Dollars in thousands)
Securities available for sale:
U.S. Treasury                                        $3,244            $3,251            $4,727           $4,750
U.S. Agency                                           1,479             1,483             1,487            1,506
Mortgage-backed                                       6,047             6,127             7,795            7,802
Federal Home Loan Bank and
  Federal Reserve Bank Stock                            405               405               405              405
                                                    -------           -------           -------          -------
Total securities available for sale                 $11,175           $11,266           $14,414          $14,463
                                                    =======           =======           =======          =======

Securities held to maturity:
U.S. Treasury                                        $1,003            $1,007              $501             $493
U.S. Agency                                           7,603             7,623             2,654            2,670
Mortgage-backed                                       4,547             4,624             6,379            6,412
States & political subdivisions                          40                40               135              135
                                                    -------           -------            ------           ------
Total securities available for sale                 $13,193           $13,294            $9,669           $9,710
                                                    =======           =======            ======           ======


         The following table sets forth the carrying values, maturities and weighted average yields of the Bank's securities portfolio at December 31, 1997.

                                                                                 Due after
                                      Due in one        Due after one year       five years           Due after
                                     year or less       through five years    through ten years       ten years           Total
                                     ------------       ------------------    -----------------    --------------    --------------
                                    Amount    Yield     Amount     Yield       Amount    Yield     Amount   Yield    Amount   Yield
                                    ------    -----     ------     -----       ------    -----     ------   -----    ------   -----
                                                                       (Dollars in thousands)
Securities available for sale:
U.S. Treasury                       $2,750      6.10%    $  501     6.17%       $ --     0.00%    $   --     0.00%   $ 3,251   6.11%
U.S. government agencies               507      8.03%       976     6.39%         --     0.00%        --     0.00%     1,483   6.95%
Mortgage backed securities             188      6.50%       567     6.62%        331     8.80%     5,041     6.76%     6,127   6.84%
State and political subdivisions        --      0.00%        --     0.00%         --     0.00%        --     0.00%        --   0.00%
Federal Home Loan Bank and
  Federal Reserve Bank Stock            --      0.00%        --     0.00%         --     0.00%       405     0.00%       405   0.00%
                                    ------               ------                 ----              ------             -------
     TOTAL                          $3,445      6.40%    $2,044     6.40%       $331     8.80%    $5,446     6.76%   $11,266   6.64%
                                    ======               ======                 ====              ======             =======

Securities held to maturity:
U.S. Treasury                       $  501      5.07%    $  502     6.61%       $ --     0.00%    $   --     0.00%   $ 1,003   5.84%
U.S. government agencies             1,100      5.91%     6,503     6.67%         --     0.00%        --     0.00%     7,603   6.56%
Mortgage backed securities             149      7.75%       714     6.65%        538     7.65%     3,146     7.17%     4,547   7.17%
State and political subdivisions        20      4.25%        20     4.45%         --     0.00%        --     0.00%        40   4.35%
                                    ------               ------                 ----              ------             -------
     TOTAL                          $1,770      5.81%    $7,739     6.66%       $538     7.65%    $3,146     7.17%   $13,193   6.71%
                                    ======               ======                 ====              ======             =======

Deposits

         The following table presents the average balances of the Bank for each major category of deposits and the weighted average interest rate paid for interest-bearing deposits for the periods indicated:

                                                        Years ended December 31,
                                    ---------------------------------------------------------
                                              1997                            1996
                                    ---------------------------    --------------------------
                                                     Weighted                     Weighted
                                     Average         Average       Average         Average
                                     Balance      Interest Rate    Balance      Interest Rate
                                     -------      -------------    -------      -------------
                                                   (Dollars in thousands)
NOW and MMDA                         $24,748          3.409%       $19,595         3.077%
Savings                                4,041          2.731%         4,397         2.731%
Time Cd's < 100k                      12,215          5.882%        13,174         5.423%
Time Cd's > 100k                      20,415          6.114%        14,850         6.049%
                                     -------                       -------
Total Interest Bearing Deposits       61,419          4.755%        52,016         4.490%
Non-interest bearing DDA              15,341                        14,035
                                     -------                       -------
Total Deposits                       $76,760                       $66,051
                                     =======                       =======


The following table sets forth the amount and maturity of certificates of deposit with balances of more than $100,000 as of December 31, 1997.



                                               December 31, 1997
                                               -----------------
         Remaining maturity                      (In thousands)
         Under 3 months                              $ 7,476
         3 to 6 months                                 4,823
         6 to 12 months                                6,299
         Over 12 months                                2,938
                                                     -------

         Total                                       $21,536
                                                     =======


         Return on Bank Assets and Equity. The following table sets forth for the Bank as of December 31, 1997, 1996 and 1995 returns on assets, returns on equity and certain related ratios:

                                         Years ended December 31,
                                 --------------------------------------------
                                 1997                1996                1995
                                 ----                ----                ----

Return on assets*                2.08%               2.41%                1.80%
Return on equity**              28.59%              34.48%               28.29%
Equity to assets ratio***        7.26%               7.00%                6.37%
Dividend payout ratio****       33.45%              52.63%               41.67%
----------
*        Net income divided by average total assets.
**       Net income divided by average stockholders' equity.
***      Average total equity divided by average total assets.
****     Dividends paid per share divided by net income per share.


Competition

         The banking industry in the Steamboat Springs area is highly competitive. The Bank faces competition from regional bank holding companies, such as Community First Bankshares, Inc. and Norwest Corporation. Additionally, there is competition from savings and loan companies, credit unions, investment companies and other types of financial services companies and from smaller independent banks located in nearby communities.

         The primary factors affecting competition for deposits are interest rates, cost of services, the quality and range of financial products offered and the convenience of locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending products offered. Other factors which affect competition include the general availability and reliability of lendable funds/credit, general and local economic conditions and the quality of service and loan approval turn-around provided to the customers. Some of the Bank's competitors are larger and substantially more capitalized than the Bank for lending and to pay for mass advertising, technology and physical facilities. Furthermore, because larger financial institutions frequently benefit from economies of scale, many of the Bank's competitors are able to offer more attractive interest rates, lower cost services and a wider range of services and products.

         The Bank believes that it has been successful in the past in competing due to its focus in the community banking market segment on building and maintaining comprehensive banking relationships. However, in light of competitive trends in the industry and the Bank's geographic area, management of the Company and the Bank believe that the Bank will face increasing competitive pressure from larger, regional bank holding companies that currently have acquired or will acquire banks or branches serving the Routt County market.

The Bank's Facilities

         The Bank's main office facility, and the attached drive-up facility, are leased from the First National Land Company, which is principally owned by the Bank's major shareholders, John R. Adams and Timothy S. Borden. Lease costs are considered competitive with the local marketplace. The downtown Steamboat Springs branch is leased from an unaffiliated landlord at competitive rates.

Legal Proceedings

         From time to time, the Bank is involved in routine litigation, including foreclosure proceedings, in the ordinary course of its business. Other than one foreclosure proceeding, the Bank is not involved in any litigation as of the date of this Proxy Statement/Prospectus. The Company is involved in no litigation as of the date of this Proxy Statement/Prospectus.

Employees

         At December 31, 1997, the Company and Bank had 34 full-time equivalent employees. None of the employees is covered by a collective bargaining agreement. Management of the Bank and Company believe that their relationships with their employees are good.

Regulatory Matters

         As a registered bank holding company under the Bank Holding Company Act, the Company is subject to the regulations and supervision of the Board of Governors. The Bank Holding Company Act requires the Company to file reports with the Board of Governors and provide any additional information requested thereby.

         The Bank is a national banking association organized under the laws of the United States. The Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC. The Bank is subject to regulation, supervision and regular examination by the OCC.

Selected Financial Data

         The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related notes and with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this Proxy
Statement/Prospectus.

ROUTT COUNTY NATIONAL BANK CORPORATION AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


                                                             As of, and for the Year Ended December 31,
                                                             ------------------------------------------
                                                            1997                 1996                1995
                                                            ----                 ----                ----
                                                                          (Dollars in thousands)
Earnings Summary
----------------
Net interest income                                          $4,535               $4,073               $3,520
Provisions for loan losses                                       --                   --                   --
Noninterest income                                              889                  946                  505
Noninterest expense                                           2,638                2,263                2,145
Income taxes                                                  1,017                  968                  692
Net income                                                    1,769                1,788                1,188

Common Stock Data
-----------------
Net income per common share                                 $  5.56              $  5.70              $  3.84
Dividends per common share                                     1.86                 3.00                 1.60
Book value per share outstanding
  at period end                                               21.37                17.57                15.20
Weighted average common shares
  outstanding during the period                          317,908.01           313,711.69           309,621.54

Average Balance Sheet Data
--------------------------
Securities                                                  $25,347              $26,012              $24,164
Loans and leases, net                                        51,517               41,710               34,070
Total interest-earning assets                                80,787               70,039               62,036
Total assets                                                 85,187               74,136               65,933
Interest-bearing deposits                                    61,419               52,016               46,542
Total deposits                                               76,735               66,021               58,398
Equity                                                        6,188                5,186                4,200

End of Period Balance Sheet Data
--------------------------------
Securities                                                  $24,459              $24,132              $25,707
Loans and leases, net                                        55,021               48,276               36,296
Allowance for loan losses                                       442                  438                  359
Total assets                                                 92,854               81,271               71,456
Total deposits                                               83,437               74,108               64,323
Shareholders' equity                                          6,809                5,566                4,738

Nonperforming assets:
  Nonaccrual loans and loans past
    due 90 days or more                                     $   171              $    33              $    23
  Other real estate owned                                        --                   --                   --
                                                            -------              -------              -------
Total non performing assets                                 $   171              $    33              $    23
                                                            =======              =======              =======

Selected Ratios
---------------
Net interest margin                                            5.61%                5.82%                5.67%
Return on average assets                                       2.08%                2.41%                1.80%
Return on average equity                                      28.59%               34.48%               28.29%
Ratio of ending equity to ending
  assets                                                       7.33%                6.85%                6.63%
Ratio of nonperforming assets to
  total assets                                                 0.18%                0.04%                0.03%
Ratio of allowance for loan losses
  to loans and leases outstanding
  at period end                                                0.80%                0.90%                0.98%
Ratio of allowance for loan losses
  to nonperforming loans                                     258.48%             1327.27%             1560.87%

Stock Prices and Dividends on Company Common Stock

         No established trading market for the Company Common Stock exists. Over the years, little trading in the Company Common Stock has occurred. Reliable information concerning the prices at which the Company Common Stock has traded in private, negotiated transactions is not publicly available or generally known to the Company. On occasion, the Company has become aware of the trading price of its stock in private transactions. Information concerning those trading prices has been omitted based on the Company's belief that such prices are not necessarily representative of a fair market price for the Company Common Stock during any particular period. Since January 21, 1998, the date the Plan of Reorganization was executed and publicly announced, there have been no trades in the Company's Common Stock.

         The following table sets forth the per share cash dividends declared and paid by the Company during each of the last three years.


         1995...................................................... $1.60

         1996...................................................... $3.00

         1997...................................................... $1.86


         As of April 28, 1998 there were eighteen holders of record of the Company Common Stock.


Certain Transactions of the Company

         James A. Simon, president and chief executive officer of the Bank, will serve as an executive officer of Bank Colorado pursuant to an employment agreement to be executed at Closing. See "Plan of Reorganization--Interests of Certain Persons in the Transaction" for information concerning the employment agreement and other matters relating to Mr. Simon and the transaction.

         Timothy S. Borden, chairman of the board and a principal shareholder of the Company, and John R. Adams, a director and a principal shareholder of the Company, each will execute a non-competition agreement at Closing. Mr. Borden will also acquire the trademark "First National Bank of Colorado" from Bank Colorado at the Effective Date. Mr. Borden will agree at the Effective Date not to use that trade mark in Routt County or Craig, Colorado for three years after the Effective Date. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

         The Bank's main office facility is leased from the First National Land Company. The First National Land Company is principally owned by John R. Adams and Timothy S. Borden, major shareholders of the Company. Following the Reorganization, Bank Colorado will continue to lease such facility from the First National Land Company pursuant to the existing lease agreement.

         The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of December 31, 1997, the Company's directors and executive officers and their related parties were indebted to the Bank in the aggregate amount of $1,610,664, none of which loans were delinquent.

Stockholdings of Directors, Officers and Certain Others

         The following table sets forth as of March 31, 1998, the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of such class, (ii) by each executive officer of the Company, (iii) by each director of the Company, and (iv) by all directors and executive officers of the Company as a group. Except as set forth in the notes to the table, each person, to the Company's knowledge, has sole voting and investment power over the shares stated as beneficially owned.



Name and Title (and address of 5%
Beneficial Owners)                                                          Number of Shares              Percent of Class
------------------                                                          ----------------              ----------------
Timothy S. Borden
Chairman of the Board
P.O. Box 770570
Steamboat Springs, Colorado  80477...........................               97,535.99                         30.6077%

John R. Adams
Director
P.O. Box 770298
Steamboat Springs, Colorado  80477...........................               97,535.99(1)                      30.6077%

James A. Simon
President and Chief Executive Officer of
the Bank
P.O. Box 880789
Steamboat Springs, Colorado 80488............................               28,714.00(2)                       9.0108%

J. Edwin Hill
Director.....................................................                7,845.70                          2.4621%

Steven A. Dawes
Director.....................................................               13,183.12                          4.1370%

----------
(1)  Includes 97,335.99 shares held in trust.
(2) Includes 25,711 shares held by Mr. Simon and his wife as tenants in common, 1,003 shares held by the James A. Simon Profit Sharing Trust with Mr. Simon as sole Trustee, and 2,000 shares held by Mr. Simon as custodian for his minor children.

Donald D. Valentine
Director
P.O. Box 881090
Steamboat Plaza, Colorado  80488.............................               21,879.843                         6.8661%

Peter L. Kurtz
Director
25545 Routt County Road, #56
Steamboat Springs, Colorado  80487...........................               21,679.84                          6.8033%

Mark A. McElhinney
Director
P.O. Box 775223
Steamboat Springs, Colorado  80477...........................               13,170.01                          4.1329%
All directors and executive officers as a                                  301,544.49
group (8 persons)............................................


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                     ROUTT COUNTY NATIONAL BANK CORPORATION

         The following analysis of the Company's financial condition and the results of operations for the years ended December 31, 1997, 1996, and 1995 should be read in conjunction with the audited Consolidated Financial Statements of the Company and notes thereto, and information presented elsewhere herein. Average balance sheet data are based on average daily balances outstanding for the period.

         The Company's Consolidated Financial Statements show its financial condition and information on a consolidated basis. The Bank is the only operating unit of the Company.


--------
(3) Includes 200 shares owned by Mr. Valentine's wife; Mr. Valentine disclaims beneficial interest over these shares.

                                                         1997                          1996                         1995
                                           -----------------------------  ----------------------------    -------------------------
                                            Average             Average   Average              Average    Average            Average
                                            Balance   Interest    Rate    Balance   Interest    Rate      Balance   Interest   Rate
                                            -------   --------   ------   -------   --------   ------     -------   --------  -----
                                                                             (Dollars in thousands)
INTEREST-EARNING ASSETS
Securities - Taxable.....................   $25,225   $1,680    6.66%    $25,832    $1,707     6.61%     $23,898   $1,476     6.18%
Securities - Nontaxable..................       122        6    4.92%        180         8     4.44%         266       12     4.51%
Federal Funds Sold.......................     3,732      205    5.49%      2,215       120     5.42%       3,487      201     5.76%
Other investments........................       199       11    5.53%        201        11      5.4%         265       16     6.04%
Loans....................................    51,960    5,639   10.85%     42,127     4,685    11.12%      34,442    4,039    11.73%
Less allowance for loan losses...........      (443)                        (417)                           (372)
Less unrealized gain (loss) on
  securities available for sale..........        (8)                         (99)                             50
                                            -------    -----             -------     -----               -------    -----
Net interest-earning assets..............    80,787    7,541    9.33%     70,039     6,531     9.32%      62,036    5,744     9.26%
Noninterest earning assets...............     4,400                        4,097                           3,897
                                            -------    -----             -------     -----               -------    -----
Total Assets.............................   $85,187    7,541    8.85%    $74,136     6,531     8.81%     $65,933    5,744     8.71%
                                            =======    -----             =======     -----               =======    -----

LIABILITIES
Interest-bearing DDA.....................   $ 7,939      225    2.83%    $ 6,572       166     2.53%     $ 7,463      195     2.61%
MMDA.....................................    16,809      619    3.68%     13,023       437     3.36%      12,104      408     3.37%
Savings..................................     4,041      110    2.72%      4,397       120     2.73%       4,989      155     3.11%
Time Deposits $100,000 & over............    20,415    1,248    6.11%     14,850       898     6.05%       8,349      554     6.64%
Other time deposits......................    12,215      719    5.89%     13,174       715     5.43%      13,637      768     5.63%
                                            -------    -----             -------     -----               -------    -----
Total Interest-bearing deposits..........    61,419    2,921    4.76%     52,016     2,336     4.49%      46,542    2,080     4.47%
Fed funds & repurchase agreements........     1,592       85    5.34%      2,301       122     5.30%       2,888      145     5.02%
                                            -------    -----             -------     -----               -------    -----
Total interest-bearing liabilities.......    63,011    3,006    4.77%     54,317     2,458     4.53%      49,430    2,225     4.50%
Non-interest bearing DDA.................    15,316                       14,005                          11,856
                                            -------    -----             -------     -----               -------    -----
Total Deposits and Interest-
  Bearing Liabilities....................   $78,327    3,006    3.84%    $68,322     2,458     3.60%     $61,286    2,225     3.63%
                                            =======    -----             =======     -----               =======    -----
Net Interest Income......................             $4,535                        $4,073                         $3,519
                                                      ======                        ======                         ======
Interest Rate Spread.....................                       4.56%                          4.79%                          4.76%
Net Interest Rate Margin.................                       5.61%                          5.82%                          5.67%

         The following table illustrates the changes in the net interest income due to changes in volume and changes in interest rate. Changes attributable to the combined effect of volume and interest rate have been allocated to the change due to volume.


                                                           December 31,                    December 31,
                                                         1997 over 1996                   1996 over 1995
                                                         --------------                   --------------
                                                      Due to      Due to                Due to      Due to
                                                      Volume       Rate      Total      Volume       Rate    Total
                                                      ------       ----      -----      ------       ----     ----
                                                                             (Dollars in thousands)
Interest-earning assets
Securities- Taxable...........................        $  (40)        $13      $(27)       $128       $103     $231
Securities-Nontaxable.........................            (3)          1        (2)         (4)        --       (4)
Federal Funds Sold............................            83           2        85         (69)       (12)     (81)
Other investments.............................            --          --        --          (4)        (1)      (5)
Loans.........................................         1,067        (113)      954         855       (209)     646
                                                      ------       -----    ------        ----      -----     ----

Total interest income.........................        $1,107       $ (97)   $1,010        $906      $(119)    $787
                                                      ------       -----    ------        ----      -----     ----

Interest-bearing liabilities
Interest-bearing DDA..........................           $39         $20       $59        $(23)       $(6)    $(29)
MMDA..........................................           139          43       182          31         (2)      29
Savings accounts..............................           (10)         --       (10)        (16)       (19)     (35)
Time deposits $100,000 and over...............           320          30       350         394        (49)     345
Other time deposits...........................           (29)         33         4         (25)       (28)     (53)
                                                      ------       -----    ------        ----      -----     ----
Total interest-bearing deposits...............           459         126       585         361       (104)     257

Fed funds & repurchase agreements.............           (38)          1       (37)        (31)         8      (23)
                                                      ------       -----    ------        ----      -----     ----
Total interest-bearing liabilities............        $  421       $ 127    $  548        $330       $(96)    $234
                                                      ------       -----    ------        ----      -----     ----

Increase (decrease) in net interest income....        $  686       $(224)   $  462        $576      $ (23)    $553
                                                      ======       =====    ======        ====      =====     ====

         The change in interest income/expense attributable to volume reflects the change in volume times the current year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume.

General

         The Company's Consolidated Financial Statements show its financial condition and information on a consolidated basis. The Company's sole business is ownership and operation of the Bank.

Results of Operations

Years ended December 31, 1997 and 1996

         Overview. Net income decreased by $19,000 for 1997 to $1,769,000 from $1,788,000 for 1996. The principal component of the Bank's net income, net interest income (i.e., the difference between interest income, principally from loans, and interest expense, principally on customer deposits and borrowings), increased $462,000 to $4,535,000 for 1997 from $4,073,000 for 1996. Noninterest income decreased $57,000 from $946,000 for 1996 to $889,000 for 1997.
Noninterest expense increased by $375,000 for 1997 to $2,638,000 from $2,263,000 for 1996. Income tax expense increased $49,000 for 1997 to $1,017,000 from $968,000 for 1996. Return on average assets and return on average equity were 2.08% and 28.59%, respectively, for 1997 compared to 2.41% and 34.48%, respectively, for 1996.

         Interest Income. Interest income increased $1,010,000 to $7,541,000 for 1997 from $6,531,000 for 1996. Interest income on loans increased $954,000 and interest income on securities and federal funds sold increased $56,000 for 1997 compared to 1996. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank and interest income generated from the sale of federal funds. The rates earned on loans and investments have remained relatively stable.

         Interest Expense. Interest expense increased $548,000 to $3,006,000 for 1997 from $2,458,000 for 1996. The increase in interest expense was primarily due to increased interest-bearing deposits. Interest-bearing deposits were up $9,403,000 for 1997 to $61,419,000 from $52,016,000 for 1996. Rates paid on interest-bearing deposits have remained relatively stable.

         Net Interest Income. Net interest income increased $462,000 to $4,535,000 for 1997 from $4,073,000 for 1996. During 1997, average loans outstanding increased $9,833,000, average securities, including federal funds sold, increased $850,000, while net interest margin (i.e., net interest income divided by average interest-earning assets) decreased 0.21% (from 5.82% for 1996 to 5.61% for 1997).

         Noninterest Income. Noninterest income decreased $57,000 to $889,000 for 1997 from $946,000 for 1996. The decrease was due primarily to the sale in 1996 of the Bank's MasterCard/Visa merchant portfolio for $373,000, which resulted in abnormally high noninterest income for 1996, and a $21,000 decrease in service charges and fee income during 1997.

         Noninterest Expense. Noninterest expense increased $375,000 to $2,638,000 for 1997 from $2,263,000 for 1996. The increase was primarily the result of an increase in salaries and employee benefits of $218,000 during 1997.

         Allowance for Loan Losses. Although the Company made no provisions to its loan loss reserves in 1997, allowance for loan losses increased $4,000 in 1997 to $442,000 from $438,000 in 1996 because recoveries on previously charged-off loans credited to the loan loss allowance exceeded charges thereto.

         Income Taxes. The Company's income tax expense increased $49,000 to $1,017,000 for 1997 from $968,000 for 1996.

Years ended December 31, 1996 and 1995

         Overview. Net income increased by $600,000 for 1996 to $1,788,000 from $1,188,000 for 1995. Net interest income increased $553,000 to $4,073,000 for 1996 from $3,520,000 for 1995. Noninterest income increased $441,000 from $505,000 for 1995 to $946,000 for 1996. Noninterest expense increased by $118,000 for 1996 to $2,263,000 from $2,145,000 for 1995. Income tax expense increased $276,000 for 1996 to $968,000 from $692,000 for 1995. Return on average assets and return on average equity were 2.41% and 34.48%, respectively, for 1996 compared to 1.80% and 28.29%, respectively, for 1995.

         Interest Income. Interest income increased $787,000 to $6,531,000 for 1996 from $5,744,000 for 1995. Interest income on loans increased $646,000 and interest income on securities increased $141,000 for 1996 compared to 1995. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank and a shift from investing in federal funds sold to short term investment securities. The rates earned on loans and investments increased slightly from 1995 to 1996.

         Interest Expense. Interest expense increased $233,000 to $2,458,000 for 1996 from $2,225,000 for 1995. The increase in interest expense was primarily due to increased interest-bearing deposits. Interest-bearing deposits were up $5,474,000 for 1996 to $52,016,000 from $46,542,000 for 1995. Rates paid on interest-bearing deposits increased slightly from 1995 to 1996.

         Net Interest Income. Net interest income increased $554,000 to $4,073,000 for 1996 from $3,519,000 for 1996. During 1996, average loans outstanding increased $7,685,000, average securities increased $512,000, and net interest margin increased 0.15% (from 5.67% for 1995 to 5.82% for 1996).

         Noninterest Income. Noninterest income increased $441,000 to $946,000 for 1996 from $505,000 for 1995. The increase was due primarily to the sale in 1996 of the Bank's MasterCard/Visa merchant portfolio for $373,000, which resulted in abnormally high noninterest income for 1996. Service charges and fee income decreased $69,000 during 1996.

         Noninterest Expense. Noninterest expense increased $118,000 to $2,263,000 for 1996 from $2,145,000 for 1995. The increase was primarily the result of an increase in salaries and employee benefits of $89,000 during 1996.

         Allowance for Loan Losses. Although the Company made no provisions to its loan loss reserves in 1996, allowance for loan losses increased $79,000 in 1996 to $438,000 from $359,000 for 1995 because recoveries on previously charged-off loans credited to the loan loss allowance exceeded charges thereto.

     Income Taxes. The Company's income tax expense increased $276,000 for 1996 to $968,000 from $692,000 for 1995.

Liquidity and Sources of Funds

         The Bank's primary sources of funds are customer core deposits, sales and maturities of investment securities, loan repayments, and federal funds purchased or borrowings from the Federal Home Loan Bank of Topeka, Kansas. These funds are used to make loans, acquire investment securities and other assets, and to fund the operations of the Bank. During 1997, deposits increased to $83,454,000 at December 31, 1997 from $74,142,000 at December 31, 1996 and
$64,348,000 at December 31, 1995. None of the deposits at December 31, 1997, 1996 or 1995 were brokered funds. Management believes the increases in deposits in 1997, 1996 and 1995 were from (1) referrals from existing customers, (2) the opening of the downtown branch, and (3) the overall growth in Steamboat Springs and Routt County. At December 31, 1997, net loans were $55,021,000 compared to $48,276,000 at December 31, 1996 and $36,296,000 at December 31, 1995.

         Management believes that the Bank will continue to rely primarily on core customer deposits, sales of investment securities, loan repayments, and retained earnings to provide liquidity, and will use the funds so provided to make loans and purchase securities. The Bank believes that customer deposits provide a strong source of liquidity because of the high percentage of core deposits. As a secondary source of funds, management uses federal funds purchased and borrowings from the Federal Home Loan Bank of Topeka, Kansas.

Capital Resources

         The Company's total shareholders' equity increased to $6,809,000 at December 31, 1997 from $5,566,000 at December 31, 1996. This is an increase of $1,243,000 and is the result of increased retained earnings. At December 31, 1997 shareholders' equity was 7.33% of total assets compared to 6.85% of total assets at December 31, 1996. Dividends paid were $592,000 in 1997 and $950,000 in 1996.

         The Federal Reserve Board and the FDIC call for a 4% Tier 1 capital to risk weighted assets ratio, 8% total capital to risk weighted assets ratio, and a 5% leverage ratio. The Bank currently exceeds the applicable regulatory capital requirements. The following table sets forth the Bank's capital ratios at December 31, 1997.

                                             Company               Bank
                                             -------               ----

Tier 1 Capital                             $ 6,749,000          $ 6,717,000
Tier 2 Capital                               7,251,000            7,219,000
Risk Weighted Assets                        62,493,000           62,479,000

Tier 1 Capital to Risk Weighted Assets            10.8%                10.8%
Total Capital to Risk Weighted Assets             11.6%                11.6%
Leverage Ratio                                     7.9%                 7.9%

The Company anticipates no material capital expenditures during calendar year 1998.

Effects of Inflation and Changing Prices

         The primary impact of inflation on the Bank's operations is the effect it has on operating costs. Unlike most industrial companies, almost all of the Bank's resources are monetary in nature. As a result, increases in interest rates have more of an impact on the Bank (and therefore the Company) than does inflation. Although interest rates do not necessarily track with inflation, the Federal Reserve has generally used an increase in interest rates to dampen inflation. The effects of inflation can magnify the growth of assets in the banking industry. This could serve to cause the demands on capital to be greater than would otherwise be necessary.

         For the Bank, as with most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income and interest expense. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                            OF ZIONS AND THE COMPANY

General

         Upon consummation of the Reorganization, shareholders of the Company, a Colorado corporation, will become shareholders of Zions, a Utah corporation. Thus, the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Company shareholders who become Zions shareholders. In addition, since the Articles and Bylaws of Zions and the Company are not the same, the Reorganization will result in certain differences in the rights of the holders of Company Common Stock. Following is a summary of certain significant differences.

         General. Zions' Articles have authorized Zions to issue a total of 103,000,000 shares of capital stock, divided into two classes: 100,000,000 shares of common stock, without par value ("Zions Common Stock"), and 3,000,000 shares of preferred stock, without par value. Zions' Board of Directors has proposed that Zions shareholders consider and vote on a proposal at the Zions annual meeting of shareholders to be held on April 24, 1998 to amend Zions' Articles to increase the number of authorized shares of Zions Common Stock from 100,000,000 to 200,000,000. The Company's Articles of Incorporation have authorized the Company to issue 500,000 shares of common stock, with par value of $0.01 per share ("Company Common Stock"), and 500,000 shares of preferred stock, which may be issued in one or more series as may be determined from time to time by the Board of Directors ("Company Preferred Stock"). Each holder of Company Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders for a vote. Holders of a majority of the voting power of the Company constitute a quorum for the transaction of business. Each holder of Zions Common Stock is generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote, and holders of a majority of the outstanding shares of Zions Common Stock constitute a quorum for the transaction of business.

         Cumulative Voting. Neither Zions nor the Company's shareholders have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

Anti-takeover Matters

         Utah and Colorado Law. Utah's only anti-takeover statute is the Control Shares Acquisitions Act, which is discussed below. Colorado law, on the other hand, does not include any anti-takeover statutes.

         Utah law provides that the voting rights to be accorded Control Shares (as defined below) of a Utah corporation that has (i) one hundred or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Utah, and (iii) either (a) more than 10% of its shareholders reside in Utah, (b) more than 10% of its shares owned by Utah residents, or (c) 10,000 shareholders residing in Utah, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

         "Control Shares" are defined under Utah law to be shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such a person, would entitle such person to exercise, either directly or indirectly, voting power of 20% or more of all voting power of the corporation's voting securities. Such provisions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Utah's Revised Business Corporation Act and to which the corporation is a party or an acquisition of shares previously approved by the board of directors of the corporation.

         In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event Control Shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders of the issuing public corporation will have dissenters' rights.

         Special Votes for Certain Transactions. The Articles of Zions contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80 percent of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10 percent or more of the voting power of Zions' outstanding voting stock.

         The "business transactions" with a "related person" which are subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more;
(4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

         Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the continuing directors, or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

         The Company's Articles do not contain any provision requiring a special shareholder vote to approve such related party transactions referred to above. Rather, the Company's Articles provide that holders of a majority of the issued and outstanding shares of Company Common Stock must vote in favor of significant transactions. Therefore, were a related party transaction to occur, approval of such a transaction would require the affirmative vote of a majority of the issued and outstanding shares of Company Common Stock.

Shareholder Rights Plan

         The Board of Directors of Zions in September 1996 adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Zions Common Stock. The Rights Plan was not adopted in response to any specific effort to acquire control of Zions. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10 percent or more of Zions Common Stock (an "Acquiring Person") or commenced a tender offer that will result in such person or group owning 10 percent or more of Zions Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of Zions Common Stock for an exercise price of $90.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any

Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Zions Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls Zions' Board of Directors Zions is involved in a merger or sells more than 50 percent of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10 percent and 50 percent of the Zions Common Stock, Zions' Board of Directors may, at its option, exchange one share of Zions Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         The Company has no shareholder rights plan.

Board of Directors

         Director Liability and Indemnification. Zions' Articles contain a "director liability" provision. The provision generally shields a director from monetary damages to Zions or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

         The Company's Articles provide that the personal liability of a director for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law.

         The Company's Bylaws provide that the Company has the power to indemnify current or former directors to the fullest extent provided by Colorado law.

         Classified Board. Zions' Articles divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of directors. Utah law requires that each class contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

         The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the Bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors.

Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         The Company's Articles and Bylaws do not provide for a classified Board of Directors. Instead, the Company's Bylaws provide for a Board of Directors consisting of not less than three individuals, who are to be elected by the shareholders annually. Any vacancy occurring on the Company's Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board.

         Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

         The Company's Bylaws provide that the shareholders may remove directors at a meeting called for the express purpose of removing directors, by a majority vote of the shares entitled to vote at an election of directors, with or without cause.

Special Shareholders' Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the Board of Directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' Bylaws, special meetings may be called by the President or by the Board of Directors.

         The Company's Bylaws permit special meetings of shareholders to be called for any purpose or purposes by the President or the Board of Directors, and shall be called by the President at the request of not less than 10 percent of all outstanding shares of the Company entitled to vote at such meeting.

Amendment of Articles and Bylaws

         Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve certain amendments to Zions' Articles, except that to repeal or amend the provisions in the Articles regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' Bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

         The Company's Articles may be amended by the Company's shareholders at any annual or special meeting of the shareholders by the affirmative vote of a majority of the shares present in person or by proxy at the meeting. The Company's Bylaws may be amended at the annual meeting of the Board or at any special meeting of the Board called for that purpose at which a quorum is present, or at the annual shareholders meeting or any special meeting.

Dissenters' Rights

         Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) consummation of any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) consummation of certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) consummation of certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the NASDAQ-NMS or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the NASDAQ-NMS or held of record by not less than 2,000 holders, or
(c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the NASDAQ-NMS and has more than 2,000 shareholders of record. See "Plan or Reorganization--Rights of Dissenting Shareholders" for a more detailed discussion of dissenters' rights under Colorado law.

         The Company is incorporated under Colorado law. Colorado law provides for dissenters' rights to any shareholder of a Colorado corporation in the event of any of the following corporate actions: (i) consummation of a merger to which the corporation is a party if approval by the shareholders is required for the merger or the corporation is a subsidiary that is merged with its parent corporation; (ii) consummation of a plan of exchange where the corporation is a party as the corporation whose subject owner's interests will be acquired; (iii) consummation of a disposition of all or substantially all of the property of the corporation for which a shareholder vote is required; (iv) consummation of a disposition of all or substantially all of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to such disposition; or (v) in the event of any corporate action to the extent provided by the bylaws or a board resolution. Colorado law regarding dissenters' rights contains the same provisions as Utah law described in the third and fourth sentences of the previous paragraph.

Preemptive Rights

         Holders of Zions Common Stock do not have the preemptive right to purchase unissued or treasury shares of Zions Common Stock or any other securities of Zions in the event of an issuance of Zions Common Stock or such other securities.

         Holders of Company Common Stock do not have the preemptive right to acquire additional shares of Company Common Stock.

Preferred Stock

         Zions' Articles authorize Zions to issue up to 3,000,000 shares of Zions preferred stock, no par value.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

         Zions has reserved 160,000 shares of Participating Preferred Stock for issuance upon exercise of the Rights under Zions' Shareholder Rights Plan.

         The Company's Articles authorize the Company to issue up to 500,000 shares of preferred stock. The authorized shares of preferred stock are issuable in one or more series on the terms set by the Board of Directors of the Company providing for the issuance thereof. The Board of Directors would give each series of preferred stock a distinctive designation so as to distinguish it from the shares of all other series and classes and would fix the number of shares in such series. All shares of any one series of preferred stock would be the same, except that there may be variation as to the following preferences, rights, and restrictions: the distribution rate; the redemption price, terms and conditions; the amount payable upon shares for distributions of any kind; sinking fund provisions; conversion rights; and voting rights. No shares of preferred stock are issued and outstanding.

Dividend Rights

         Utah law generally allows a corporation, subject to restrictions in its articles of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of Zions may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on Zions Common Stock unless and until specified dividends on the preferred stock have been paid.

         Colorado law generally allows a corporation to make distributions to its shareholders in cash, property or its own shares. However, no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) except as otherwise specifically allowed by the corporation's articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Company's Articles do not contain any other specific allowance. Thus, holders of Company Common Stock are entitled to distributions when, as and if declared by the Board of Directors out of funds legally available therefor.

Liquidation Rights

         Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of Zions Common Stock.

         Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Company Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied.

Miscellaneous

         There are no sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Company Common Stock. Holders of fully paid shares of Zions Common Stock and Company Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

         An opinion with respect to certain legal matters in connection with the Reorganization will be rendered by Duane, Morris & Heckscher LLP, Washington, D.C., as counsel for Zions, and by Slivka Robinson Waters & O'Dorisio, P.C., Denver, Colorado, as counsel for the Company.

                                     EXPERTS

         The consolidated financial statements of Zions as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein have been incorporated by reference herein as reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein have been incorporated by reference herein as reliance upon the report of Fortner, Bayens, Levkulich & Co., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

         The balance sheets at December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 for Sumitomo Bank of California have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (dated January 16, 1998) with respect thereto, and have been incorporated by reference herein in reliance upon the report of said firm, and upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies from the shareholders of the Company in person or by telephone or otherwise for no additional compensation. The Company will pay all expenses in connection with the printing and solicitation of Proxies for the Special Meeting. Zions will pay for all costs attributable to registering the Zions Common Stock under applicable federal and state law. See "Plan of Reorganization--Expenses."

         The Company's principal accountants are not expected to be present at the Special Meeting.

         The management of the Company does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.




                                        By Order of the Board of Directors



April 30, 1998                          -------------------------------------
                                        Timothy S. Borden
                                        Chairman of the Board
                                        Routt County National Bank Corporation

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT

                     ROUTT COUNTY NATIONAL BANK CORPORATION
                                 AND SUBSIDIARY


                           December 31, 1997 and 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Routt County National Bank Corporation
Steamboat Springs, Colorado

         We have audited the accompanying consolidated balance sheets of Routt County National Bank Corporation as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Routt County National Bank Corporation at December 31, 1997 and 1996 and the results of its operations and cash flows for the three years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                      /s/ Fortner, Bayens, Levkulich & Co., P.C.



Denver, Colorado
February 5, 1998

              Routt County National Bank Corporation and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                  December 31,


                                                                                1997          1996
                                                                            -----------    -----------
                    ASSETS

Cash and due from banks                                                     $ 4,064,935    $ 4,378,573
Interest bearing deposits with banks                                            199,000        199,000
Federal funds sold and overnight deposits at Federal
  Home Loan Bank                                                              7,900,000      2,900,000
Securities available for sale                                                11,266,214     14,463,004
Securities held to maturity                                                  13,193,350      9,669,456
Loans, net of unearned income and allowance for loan losses                  55,021,072     48,275,503
Leasehold improvements and equipment                                            284,300        428,278
Accrued income receivable                                                       704,581        607,186
Deferred income tax asset                                                       107,365        105,640
Other assets                                                                    112,963        244,330
                                                                           ------------   ------------

          Total assets                                                     $ 92,853,780   $ 81,270,970
                                                                           ============   ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits                                                                 $ 83,436,887   $ 74,108,086
  Securities sold under agreements to repurchase                              2,009,131      1,068,893
  Accrued interest payable                                                      490,571        411,973
  Income taxes payable                                                           13,315         40,877
  Other liabilities                                                              94,962         75,391
                                                                           ------------   ------------
          Total liabilities                                                  86,044,866     75,705,220

Commitments (notes G and H)

Stockholders' equity
  Common stock - 500,000 shares of $0.01 par value
    authorized, 318,664.47 and 316,733.65 shares issued
    and outstanding in 1997 and 1996, respectively                                3,187          3,168
  Paid in capital                                                             2,443,798      2,405,529
  Retained earnings                                                           4,301,860      3,124,992
  Unrealized gain on securities available for sale,
     net of taxes                                                                60,069         32,061
                                                                           ------------   ------------
         Total stockholders' equity                                           6,808,914      5,565,750
                                                                           ------------   ------------

         Total liabilities and stockholder's equity                        $ 92,853,780   $ 81,270,970
                                                                           ============   ============

       The accompanying notes are an integral part of these consolidated financial statements.

              Routt County National Bank Corporation and Subsidiary

                        CONSOLIDATED STATEMENTS OF INCOME

                            Years ended December 31,




                                                        1997             1996            1995
                                                    -----------      -----------     -----------
Interest income
  Interest and fees on loans                        $ 5,638,926      $ 4,684,891     $ 4,039,471
  Interest and fees on loans                          1,680,169        1,706,794       1,476,144
  Interest on non-taxable investment securities           5,604            8,119          11,925
  Interest on federal funds sold and overnight
    deposits at Federal Home Loan Bank                  204,627          119,843         200,737
  Interest on deposits in banks                          11,491           11,520          16,321
                                                     ----------      -----------     -----------
          Total interest income                       7,540,817        6,523,048       5,744,598

Interest expense
  Interest on deposits                                2,920,738        2,335,909       2,080,201
  Interest on federal funds purchased and
    securities sold under agreements to
    repurchase                                           85,115          122,378         144,762
                                                    -----------      -----------     -----------
          Total interest expense                      3,005,853        2,458,287       2,224,963
                                                    -----------      -----------     -----------

Net interest income                                   4,534,964        4,064,761       3,519,635

Provision for loan losses                                     -                -               -
                                                    -----------      -----------     -----------

Net interest income after provision for loan losses   4,534,964        4,064,761       3,519,635

Other income
  Service charges on deposit accounts                   368,580          390,169         321,561
  Gain on sale of merchant credit card accounts               -          373,000               -
  Mortgage referral fees                                394,061           37,660               -
  Other income                                          126,715          145,703         183,506
                                                    -----------      -----------     -----------
                                                        889,356          946,532         505,067

Other expenses
  Salaries and employee benefits                      1,339,040        1,121,046       1,031,676
  Occupancy expense of premises                         296,020          287,568         287,508
  Furniture and equipment expense                       264,573          238,084         225,904
  Other expenses                                        738,702          616,540         599,929
                                                    -----------      -----------     -----------
                                                      2,638,335        2,263,238       2,145,017
                                                    -----------      -----------     -----------

Income before income taxes                            2,785,985        2,748,055       1,879,685
Income tax expense                                    1,017,270          968,495         691,709
                                                    -----------      -----------     -----------

NET INCOME                                          $ 1,768,715      $ 1,779,560     $ 1,187,976
                                                    ===========      ===========     ===========

Net income per share of common stock                     $ 5.56           $ 5.70          $ 3.84
                                                    ===========      ===========     ===========
Average shares outstanding                           317,908.01       313,711.69      309,621.54
                                                    ===========      ===========     ===========


 The accompanying notes are an integral part of these consolidated statements.

             Routt County National Bank Corporation and Subsidiary

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       Three years ended December 31, 1997

                                                                                   Unrealized
                                                                                  gain (loss) on
                                                                                   securities         Common stock
                                  Common                                            available         in treasury
                                  stock      Common       Paid-in      Retained     for sale      -------------------
                                  issued      stock       capital      earnings    net of taxes     Shares     Amount       Total
                                  ------      -----       -------      --------    ------------     ------     ------       -----
Balance at January 1, 1995       318,664.47   $ 3,187   $ 2,341,975   $1,598,484    $ (238,255)   12,872.41  $(98,989)  $ 3,606,402
Sale of common stock in treasury       -            -        34,730            -             -    (5,974.68)   45,945        80,675
Net income for 1995                    -            -             -    1,187,976             -         -            -     1,187,976
Cash dividends paid - $1.60 per
  common share                         -            -             -     (498,755)            -         -            -      (498,755)
Change in unrealized gain (loss)
  on securities available for sale     -            -             -            -       362,003         -            -       362,003
                                 ----------   -------   -----------   ----------    ----------    ---------  --------   ----------

Balance at December 31, 1995     318,664.47     3,187     2,376,705    2,287,705       123,748     6,897.73   (53,044)    4,738,301
Sale of common stock in treasury       -            -        43,653            -             -    (4,966.91)   38,196        81,849
Retirement of common stock
  in treasury                     (1,930.82)      (19)      (14,829)           -             -    (1,930.82)   14,848             -
Net income for 1996                                 -             -    1,787,679             -                            1,787,679
Cash dividends paid - $3.00 per
  common share                                      -             -     (950,392)            -                             (950,392)
Change in unrealized gain (loss)
  on securities available for sale                  -             -            -       (91,687)                             (91,687)
                                 ----------   -------    ----------   ----------    ----------   ----------   -------   -----------
Balance at December 31, 1996     316,733.65     3,168     2,405,529    3,124,992        32,061         -            -     5,565,750
Sale of common stock               1,930.82        19        38,269            -             -         -            -        38,288
Net income for 1997                                 -             -    1,768,715             -                            1,768,715
Cash dividends paid - $1.86 per
  common share                                      -             -     (591,847)            -                             (591,847)
Change in unrealized gain (loss)
  on securities available for sale                  -             -            -        28,008                               28,008
                                 ----------   -------    ----------   ----------    ----------   ---------    -------   -----------
Balance at December 31, 1997     318,664.47   $ 3,187    $2,443,798   $4,301,860    $   60,069         -      $     -   $ 6,808,914
                                 ==========   =======    ==========   ==========    ==========   =========    =======   ===========


  The accompanying notes are an integral part of this consolidated statement.

              Routt County National Bank Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Years ended December 31,




                                                                         1997           1996            1995
                                                                      -----------    -----------   -----------
Cash flows from operating activities
  Net income                                                          $ 1,768,715    $ 1,787,679   $ 1,187,976
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for deferred income taxes                                 (16,153)       (11,776)      (10,968)
      Depreciation and amortization                                       230,391        217,630       198,025
      Premium amortization - net                                           80,794         57,364       126,318
      Changes in accruals and deferrals
        Income receivable                                                 (97,395)       (68,747)      (96,497)
        Other assets                                                      131,367       (167,601)       98,374
        Interest payable                                                   78,598         97,584       124,162
        Taxes payable                                                     (27,562)         6,492           526
        Other liabilities                                                  19,571        (10,337)       50,513
                                                                      -----------    -----------   -----------
          Net cash provided by operating activities                     2,168,326      1,908,288     1,678,429

Cash flows from investing activities
  Change in federal funds sold and overnight deposits at
    Federal Home Loan Bank                                             (5,000,000)     2,100,000    (3,400,000)
  Purchase of interest bearing deposits in other banks                   (199,000)             -      (198,000)
  Maturities of interest bearing deposits in other banks                  199,000         99,000             -
  Purchase of securities held to maturities                            (6,986,035)    (2,222,900)   (4,405,475)
  Proceeds from maturities of securities held to maturity               3,447,192      5,160,015     3,675,293
  Purchase of securities available for sale                            (1,479,688)    (5,973,165)   (6,487,346)
  Proceeds from maturities of securities available for sale             4,653,068      4,414,787     2,472,699
  Change in assets purchased under agreement to resell                          -              -       300,000
  Change in loans made to customers                                    (6,745,569)   (11,979,148)   (2,312,430)
  Expenditures for premises and equipment                                 (86,412)      (226,483)     (107,706)
                                                                      -----------    -----------   -----------
          Net cash applied to investing activities                    (12,197,444)    (8,627,894)  (10,462,965)

 Cash flows from financing activities
  Change in deposits                                                    9,328,801      9,785,379     8,532,746
  Change in securities sold under agreements to
    repurchase                                                            940,238       (838,946)     (419,046)
  Sale of common stock                                                     38,288         81,849        80,675
  Dividends paid                                                         (591,847)      (950,392)     (498,755)
                                                                      ---------- -   ------------  ------------
          Net cash provided by financing activities                     9,715,480      8,077,890     7,695,620
                                                                      -----------    ------------  ------------
Net increase (decrease) in cash and due from banks                       (313,638)     1,358,284    (1,088,916)

Cash and due from banks at beginning of year                            4,378,573      3,020,289     4,109,205
                                                                      -----------    ------------  ------------

Cash and due from banks at end of year                                $ 4,064,935    $ 4,378,573   $ 3,020,289
                                                                      ===========    ============  ============

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest                                                          $ 2,927,255    $ 2,360,703   $ 2,100,801
    Income taxes                                                          770,244      1,111,653       611,000


 The accompanying notes are an integral part of these consolidated statements.

              Routt County National Bank Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1996









NOTE A - SUMMARY OF ACCOUNTING POLICIES

    Nature of Operations

       Routt County National Bank Corporation (the Company) and it's subsidiary provide a full range of banking services to individual and corporate customers principally in the northwest Colorado area. A majority of the Company's loans are related to real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

    Basis of Financial Statement Presentation

        The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

              Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Basis of Financial Statement Presentation (Continued)

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

    Basis of Consolidation

        The accompanying consolidated financial statements include Routt County National Bank Corporation and its subsidiary, First National Bank of Colorado. All significant intercompany transactions have been eliminated.

    Investment Securities

       The Company revalues securities designated as available for sale at each reporting period with the unrealized gain or loss, net of tax effect recorded as an element of stockholders' equity.

       The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Company has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities which are carried at fair value. Unrealized gains and losses on securities available for sale are included as a separate component of stockholders' equity, net of tax effect. Gains or losses on sales of securities are recognized by the specific identification method.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Loans

        The Company recognizes substantially all income and expense on the accrual method of accounting. Loan fees are recognized over the term of the loan. Loan origination and commitment fees and certain costs are being deferred, and the net amount is amortized as an adjustment of the related loans yield.

        The accrual of interest on loans is discontinued when management believes that interest or principal may not be collectible in the normal course of business. When placing a loan in nonaccrual status, interest accrued to date is generally reversed unless the net realizable value of the underlying collateral is sufficient to cover principal and accrued interest. When such a reversal is made, interest accrued during prior years is charged to the allowance for loan losses. All other interest reversed on nonaccrual loans is charged against current year interest income.

    Allowance for Loan Losses

        The Company provides for possible loan losses by a charge to operations based on the character of the loan portfolio, current economic conditions, past loan loss experience and such other factors as, in management's best judgement, deserve current recognition in estimating loan losses.

    Leasehold Improvements and Equipment

        Leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the life of the lease. Depreciation is computed generally on the straight-line method.

     Cash Flows

        For purposes of the statement of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks."

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Net Income Per Share

        Net income per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding.

    Income Taxes

        Current and deferred income tax assets or liabilities are recognized subject to certain limitations, for the tax consequences of all events that have been recognized in the financial statements. The deferred income tax asset or liability is measured by the provisions of enacted tax laws.


NOTE B - INVESTMENT SECURITIES

    The following presents information related to the Company's portfolio of securities held to maturity and available for sale.


                                                                                1997
                                                      ---------------------------------------------------------
                                                      Amortized        Unrealized     Unrealized        Market
                                                        Cost             Gains          Losses          Value
                                                      ---------        ----------     ----------        -----
  Securities available for sale
    U.S. Treasury                                     $ 3,243,826       $  7,691        $    -       $ 3,251,517
    Mortgage-backed securities                          7,526,591        104,843         21,520        7,609,914
    Federal Home Loan Bank and
    Federal Reserve Bank stock                            404,783             -              -           404,783
                                                      -----------       --------        -------      -----------

                                                      $11,175,200       $112,534        $21,520      $11,266,214
                                                      ===========       ========        =======      ===========

Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE B - INVESTMENT SECURITIES (CONTINUED)


                                                                                1997
                                                       -------------------------------------------------------
                                                       Amortized       Unrealized     Unrealized        Market
                                                         Cost             Gains         Losses          Value
                                                       ----------      ----------     ----------        ------
   Securities held to maturity
     U.S. Treasury                                    $ 1,002,895       $  3,792        $    -       $ 1,006,687
     Mortgage-backed securities                        12,150,480        115,379         18,720       12,247,139
     States and municipal                                  39,975             -             152           39,823
                                                      -----------       --------        -------      -----------

                                                      $13,193,350       $119,171        $18,872      $13,293,649
                                                      ===========       ========        =======      ===========



                                                                                  1996
                                                       --------------------------------------------------------
                                                       Amortized       Unrealized     Unrealized        Market
                                                         Cost             Gains         Losses          Value
                                                       ---------       ----------     ----------        -----
   Securities available for sale
     U.S. Treasury                                    $ 4,726,994       $ 26,986        $ 4,006      $ 4,749,974
     U.S. government agencies                           1,487,485         18,573             -         1,506,058
     Mortgage-backed securities                         7,795,164         59,858         52,833        7,802,189
     Federal Home Loan Bank and
     Federal Reserve Bank stock                           404,783            -               -           404,783
                                                      -----------       --------        -------      -----------

                                                      $14,414,426       $105,417        $56,839      $14,463,004
                                                      ===========       ========        =======       ==========

   Securities held to maturity
     U.S. Treasury                                    $   501,067       $      -        $ 7,667      $   493,400
     U.S. government agencies                           2,653,942         16,212            238        2,669,916
     States and municipal                                 134,949            148            568          134,529
     Mortgage-backed securities                         6,379,498         78,077         45,804        6,411,771
                                                      -----------       --------        -------      -----------

                                                      $ 9,669,456       $ 94,437        $54,277      $ 9,709,616
                                                      ===========       ========        =======      ===========


             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE B - INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                      Available for Sale                 Held to Maturity
                                                    ----------------------           ------------------------
                                                    Amortized       Market           Amortized         Market
                                                      Cost          Value              Cost            Value
                                                    ----------      -----            ---------         -----
    Due in one year or less                       $ 2,744,553     $ 2,750,277       $   520,524      $   517,302
    Due after one year through
      five years                                      499,273         501,240           522,346          529,208
    Due after five years through
      ten years                                            -               -                 -                -
    Due after ten years                                    -               -                 -                -
                                                  -----------     -----------       -----------      ----------
                                                    3,243,826       3,251,517         1,042,870        1,046,510

    Mortgage-backed securities                      7,526,591       7,609,914        12,150,480       12,247,139
                                                  -----------     -----------       -----------      -----------

                                                  $10,770,417     $10,861,431       $13,193,350      $13,293,649
                                                  ===========     ===========       ===========      ===========

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996




NOTE B - INVESTMENT SECURITIES (CONTINUED)

    The Company realized no gains or losses on the sales and early redemptions of investment securities for the years ending December 31, 1997 and 1996.

    Investment securities with amortized cost of $4,331,879 and $5,579,849 were pledged at December 31, 1997 and 1996, respectively, as collateral for public deposits and for other purposes as required or permitted by law. Securities sold under repurchase agreements of $6,647,035 and $1,068,893 as of December 31, 1997 and 1996, respectively, are collateralized by related securities.

NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Major classifications of loans at December 31, are as follows:



                                                           1997                  1996
                                                        -----------           -----------

        Commercial                                      $36,569,920           $29,282,908
        Construction                                      8,844,022             9,915,533
        Real estate mortgage                              5,315,709             5,625,193
        Consumer                                          4,736,127             3,900,413
                                                        -----------           -----------
                                                         55,465,778            48,724,047

        Less unearned income                                 (2,323)              (10,960)
        Less allowance for loan losses                     (442,383)             (437,584)
                                                        -----------           -----------

        Loans, net of unearned income                   $55,021,072           $48,275,503
                                                        ===========           ===========

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

    Transactions in the allowance for possible loan losses for the three years ended December 31, are as follows:


                                                              1997                1996             1995
                                                            ---------          ---------          -------

        Balance at beginning of year                         $437,584           $358,721          $418,748
        Provision for loan losses                                  -                  -                 -
                                                             --------           --------          -------
               Total                                          437,584            358,721           418,748

        Loans charged off                                     (13,746)            (9,336)          (78,886)
        Recoveries                                             18,545             88,199            18,859
                                                             --------           --------          --------
               Net recoveries (charge-offs)                     4,799             78,863           (60,027)
                                                             --------           --------          --------

        Balance at end of year                               $442,383           $437,584          $358,721
                                                             ========           ========          ========

    The principal balance of loans having payments delinquent more than sixty days at December 31, 1997 and 1996 amounted to $181,161 and $72,944, respectively. At December 31, 1997, the loans outstanding where the accrual of interest had been discontinued was $160,725. There were no loans outstanding where the accrual of interest had been discontinued as of December 31, 1996.

    At December 31, 1997, the recorded investment in loans for which impairment has been recognized totaled $160,725. There were no impaired loans at December 31, 1996 or during 1996. The average recorded investment in impaired loans in 1997 was $160,000. No interest income was recognized on impaired loans in 1997 and 1996.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE D - LEASEHOLD IMPROVEMENTS AND EQUIPMENT

    At December 31, leasehold improvements and equipment, less accumulated amortization and depreciation, consisted of the following:



                                                                                     1997
                                                                 ----------------------------------------------
                                                                                 Accumulated
                                                                               amortization and           Net
                                                                   Cost          depreciation           amount
                                                                   ----          ------------           ------
        Leasehold improvements                                  $  384,596         $  293,168          $ 91,428
        Furniture and equipment                                  1,181,488            988,616           192,872
                                                                ----------         ----------          --------

                                                                $1,566,084         $1,281,784          $284,300
                                                                ==========         ==========          ========



                                                                                     1996
                                                                 -----------------------------------------------
                                                                                   Accumulated
                                                                                 amortization and         Net
                                                                   Cost            depreciation          amount
                                                                   ----            ------------          ------
        Leasehold improvements                                  $  381,028         $  228,841          $152,187
        Furniture and equipment                                  1,120,537            844,446           276,091
                                                                ----------         ----------          --------

                                                                $1,501,565         $1,073,287          $428,278
                                                                ==========         ==========          ========

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE E - DEPOSITS

    Deposits are comprised of the following at December 31:

                                                                              1997                      1996
                                                                         --------------            ---------
        Non-interest bearing                                               $17,844,282              $16,006,492
        NOW accounts                                                         8,846,547                7,542,368
        Savings                                                              3,703,176                4,193,546
        Money market accounts                                               20,118,671               14,792,185
        Other time deposits under $100,000                                  11,405,109               13,001,103
        Other time deposits - $100,000 and over                             21,535,848               18,606,589
                                                                            ----------               ----------

                                                                           $83,453,633              $74,142,283
                                                                            ==========               ==========

    At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

                                    1998                                   $27,826,986
                                    1999                                     3,029,306
                                    2000                                       819,955
                                    2001                                       587,812
                                    2002 and thereafter                        676,898
                                                                           -----------

                                                                           $32,940,957
                                                                           ===========

NOTE F - INCOME TAXES

    Following is an analysis of income taxes included in the statements of income for the three years ended December 31:


                                                                  1997                  1996             1996
                                                               ----------             --------         --------

        Current federal tax provision                          $1,033,423             $980,271         $702,677
        Deferred federal tax benefit                              (16,153)             (11,776)         (10,968)
                                                               ----------             --------         --------

                                                               $1,017,270             $968,495         $691,709
                                                               ==========             ========         ========

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE F - INCOME TAXES (CONTINUED)

    A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.
    Listed below are the components of the net deferred tax asset.

                                                                            1997             1996
                                                                          ---------         -------
        Deferred tax assets
        Allowance for loan losses                                         $ 33,084         $ 33,084
        Deferred loan fees                                                   7,461           11,191
        Branch costs                                                         6,462              809
        Depreciation                                                        91,302           77,073
                                                                          --------         --------

               Total deferred tax assets                                   138,309          122,157

        Deferred tax liabilities
          Unrealized gain on securities available for sale                  30,944           16,517
                                                                          --------         --------

         Net deferred tax asset                                           $107,365         $105,640
                                                                          ========         ========

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996

NOTE F - INCOME TAXES (CONTINUED)

    The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of state and municipalities and Colorado income taxes. The following table reconciles the Company's effective tax rate to the statutory federal rate.


                                                      1997                     1996             1995
                                                -----------------       --------------        ------------
                                                  Amount       %          Amount     %        Amount     %
                                                  ------       -          ------     -        ------     -
  Tax expense at statutory rate                 $  947,235    34%       $937,099    34%      $639,093   34%
  Increase (decrease) in taxes due to:
    Colorado income taxes                           96,964     3          50,504     2         55,588    3
     Other                                         (26,929)   (1)        (19,108)   (1)        (2,972)   -
                                                ----------    --        --------    --       --------   --

   Total provision for income taxes             $1,017,270    36%       $968,495    35%      $691,709   37%
                                                ==========    ==        ========    ==       ========   ==



NOTE G - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

    The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

    Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE G - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK (CONTINUED)

    The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.


                                                             1997            1996
                                                        --------------    ------------
     Financial instruments whose contract amounts
        represent credit risk
          Commitments to extend credit                    $18,701,656      $12,403,000
          Stand-by letters of credit                          515,593          736,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

    Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE H - COMMITMENTS

    The Company leases it's main premises under an operating lease which expires December 31, 2000. Rent may be raised annually by the lessor at a rate not to exceed 10% of the previous year's rental rate. The lease is with a partnership related through common major ownership of the Company. The Company also leases a branch facility under an operating lease which expires December 31, 2002. The total future minimum rental commitments at December 31, 1997 are as follows:


                    Year ended
                   December 31,
                   ------------

                        1998                              $163,476
                        1999                               163,476
                        2000                               163,476
                        2001                                24,000
                        2002                                24,000
                                                          --------

                                                          $538,428
                                                          ========



    Total rent expense for 1997, 1996 and 1995 was $155,724, $156,928 and
    $157,729, respectively.

NOTE I - RELATED PARTIES

    At December 31, 1997 and 1996, the Company had loans receivable from directors, officers and principal owners and their related business interests aggregating $1,610,664 and $1,419,000, respectively.

    The Company participates in loan transactions and repurchase agreements with banks related through common major ownership. Loan participations sold by the Company to Rawlins National Bank were $-0- and $111,000 at December 31, 1997 and 1996, respectively. Loan participations sold by the Company to First National Bank of Wyoming - Laramie were $-0- and $92,511 at December 31, 1997 and 1996, respectively.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE I - RELATED PARTIES (CONTINUED)

    Loan participations purchased from Rawlins National Bank were $244,861 and $277,872 at December 31, 1997 and 1996. Loans purchased from First National Bank of Wyoming - Laramie were $732,314 and $204,872 at December 31, 1997 and 1996.

NOTE J - EMPLOYEE BENEFIT PLANS

    The Company established a defined contribution plan in the form of a qualified 401(K) profit sharing plan during 1989 for the benefit of its employees. Eligible employees may elect to defer a portion of their salary as contributions to the plan. At the discretion of the Board of Directors, the Company may elect to make additional contributions. Contributions of $37,245, $11,914 and $11,608 were made to the plan for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in salaries and benefits expense.

    During 1991, the Company implemented an Employee Stock Option profit sharing plan that covers all of the Company's eligible employees. The amount of the contribution to the plan is determined by the Board of Directors. The Company may choose not to contribute to the plan for a particular year; however, its contribution shall not exceed 25% of compensation paid to the participants under the plan in the year for which the contribution is being determined. No contributions were made for 1997 and 1996. The Company's contribution to the plan during 1995 was $25,000.

 NOTE K - DIVIDENDS

    Various restrictions limit the extent to which dividends may be paid by the Company's subsidiary.

    The approval of the Comptroller of the Currency is required for a bank to pay dividends in any calendar year which exceed the bank's net profit for that year combined with its retained profits for the preceding two years.

    Contributions to the Employee Stock Option plan of $12,550, $18,000, and $25,000 were made for the years ended December 31, 1997, 1996, and 1995, respectively.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996

NOTE L - REGULATORY MATTERS

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

   As of March 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Company's subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996

NOTE L - REGULATORY MATTER (CONTINUED)


                                                                                             To be well
                                                                                          capitalized under
                                                                     For capital          prompt corrective
                                                  Actual          adequacy purposes       action provisions
                                             ---------------      -----------------       -----------------
                                             Amount    Ratio       Amount      Ratio        Amount       Ratio
                                             ------    -----       ------      -----        ------       -----

   As of December 31, 1997
     Total capital
       (to risk weighted assets)           $7,251,000   11.6%   =>$4,999,000    =>8.0%   =>$6,249,000    =>10.0%
     Tier 1 capital
       (to risk weighted assets)            6,749,000   10.8    => 2,500,000    =>4.0    => 3,750,000     =>6.0
     Tier 1 capital
       (to average assets)                  6,749,000    7.9    => 3,408,000    =>4.0    => 4,260,000     =>5.0
   As of December 31, 1996
     Total capital
       (to risk weighted assets)            6,003,000   11.6    => 4,134,000    =>8.0    => 5,168,000    =>10.0
     Tier 1 capital
       (to risk weighted assets)            5,534,000   10.7    => 2,067,000    =>4.0    => 3,101,000     =>6.0
     Tier 1 capital
       (to average assets)                 5,5534,000    7.5    => 2,965,000    =>4.0    => 3,707,000     =>5.0


NOTE M - SUBSEQUENT EVENT

   During January, 1998, the Company signed an Agreement and Plan of Reorganization (Agreement) with Val Cor Bancorporation, Inc. and Zions Bancorporation. Under the Agreement, shareholders of the Company will exchange their stock for stock of Zions Bancorporation. The exchange is expected to be completed during the second quarter of 1998.

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996



NOTE N - PARENT COMPANY FINANCIAL INFORMATION

   Condensed parent company only financial information follows:

                                                    Balance Sheets
                                                     December 31,
                                                (Amounts in thousands)



                                                                                           1997          1996
                                                                                          ------        ------
                                      ASSETS

         Cash                                                                             $   17        $   34
         Investment in subsidiary - First National Bank of Colorado
         Equity in net assets                                                              6,777         5,529
         Other assets                                                                         15             3
                                                                                          ------        ------

                                                                                          $6,809        $5,566
                                                                                          ======        ======
                        STOCKHOLDERS' EQUITY

         Stockholders' equity                                                             $6,809        $5,566
                                                                                          ======        ======

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE N - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                 Statements of Income
                                               Years ended December 31,
                                                (Amounts in thousands)



                                                                               1997        1996          1995
                                                                             -------      -------       -----

         Revenue
           Dividends from subsidiary                                          $  562       $  875       $  455

         Expense
           Professional fees                                                      20            5           19
                                                                              ------       ------       ------

                  Income before income taxes and equity
                    in undistributed earnings of subsidiary                      542          870          436

         Income tax benefit                                                        7            2            6
                                                                              ------       ------       ------

                  Income before equity in undistributed
                    earnings of subsidiary                                       549          872          442

         Equity in undistributed earnings of subsidiary                        1,220          916          746
                                                                              ------       ------       ------

         NET INCOME                                                           $1,769       $1,788       $1,188
                                                                              ======       ======       ======

             Routt County National Bank Corporation and Subsidiary

                           December 31, 1997 and 1996


NOTE N - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                               Statements of Cash Flows
                                               Years ended December 31,
                                                (Amounts in thousands)

                                                                               1997        1996          1995
                                                                             --------     -------       -----

   Cash flows from operating activities
     Net income                                                               $1,769       $1,788       $1,188
     Adjustments to reconcile net loss to net
       cash provided by operating activities
         Equity in undistributed earnings of subsidiary                       (1,220)        (916)        (746)
         Changes in accruals not requiring cash                                   (5)          -            -
         Income taxes due from unconsolidated subsidiary                           1            5           (5)
                                                                              ------       ------       ------

                  Net cash provided by operating activities                      545          877          437

   Cash flows from investing activities
     Increase in other assets                                                     (8)          -            -

   Cash flows from financing activities
     Sale of common stock                                                         38           82           81
     Dividends paid                                                             (592)        (950)        (499)
                                                                              ------      -------       ------

                  Net cash used in financing activities                         (554)        (868)        (418)
                                                                              ------      -------       ------

   Net increase (decrease) in cash                                               (17)           9           19

   Cash, beginning of year                                                        34           25            6
                                                                              ------      -------       ------

   Cash, end of year                                                          $   17      $    34       $   25
                                                                              ======      =======       ======


                                   APPENDIX A

                                 LAW OFFICES OF
                       SLIVKA ROBINSON WATERS & O'DORISIO
                           A Professional Corporation


                                 April 22, 1998


Zions Bancorporation
Attn: Mr. Harris Simmons, President
         and Chief Executive Officer
One South Main, Suite 1380
Salt Lake City, Utah 84111

Ladies and Gentleman:

         This letter sets forth the opinion of Slivka Robinson Waters & O'Dorisio, P.C., regarding material Federal income tax consequences of the merger (the "Holding Company Merger") of Routt County National Bank Corporation, a Colorado corporation ("RCNB"), with and into Val Cor Bancorporation, Inc., a Colorado corporation ("VCBI"), and the merger (the "Bank Merger") of the First National Bank of Colorado ("Bank") with and into Valley National Bank of Cortez ("Valley"), in the manner and on the terms described in the Agreement and Plan of Reorganization dated January 21, 1998 ("Plan of Merger"). Zions Bancorporation ("Zions") is a bank holding company and the sole shareholder of VCBI. The holders of RCNB Common Stock shall be entitled to receive, in exchange for each share of RCNB Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions Common Stock as set forth in the Plan of Merger. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Plan of Merger.

         In rendering the opinions expressed in this letter, Slivka Robinson Waters & O'Dorisio, P.C. has, without verification, relied upon and assumed the accuracy of all of the information contained in the following documents (the "Relevant Documents"): (1) the Plan of Merger; (2) the RCNB 1998 statement of facts and representations provided to us by the management of RCNB (the "RCNB Statement of Facts and Representation"); and (3) other documents we considered relevant. Slivka Robinson Waters & O'Dorisio, P.C. also has assumed, without independent verification, that the parties to the Plan of Merger have acted (and will continue to act) in accordance with all of the information and descriptions contained in the Relevant Documents. Further, Slivka Robinson Waters & O'Dorisio, P.C. has assumed, without independent verification, that the Holding Company Merger and the Bank Merger will be consummated as mergers in accordance with applicable Colorado law and the National Banking Act.

         Based on our analysis of Federal income tax law in light of the facts, representations and other information stated in the Relevant Documents, and subject to and contingent upon the accuracy of the RCNB Statement of Facts and Representations and of the assumptions identified in this letter, Slivka Robinson Waters & O'Dorisio, P.C. is of the opinion that, for Federal income tax purposes:


                                                                            SRWO
           1099 18th STREET, SUITE 2600 o DENVER, COLORADO 80202-1926
                  TELEPHONE (303) 297-2600    FAX (303) 297-2750

Slivka Robinson Waters & O'Dorisio, P.C.
Legal Tax Opinion
April 15, 1998
Page 2

     (1) The Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

     (2) Zions, VCBI and RCNB will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (3) Shareholders of RCNB who exchange their shares of RCNB Common Stock for shares of Zions Common Stock will not recognize gain or loss, except to the extent of the cash received in lieu of fractional shares;

     (4) The tax basis of the RCNB Common Stock surrendered in the Holding Company Merger will be allocated to the Zions Common Stock to be received in the Holding Company Merger (including any fractional share to which that shoulder may be entitled);

     (5) The holding period of the Zions Common Stock to be received in the Holding Company Merger by a shareholder of RCNB will include the holding period of the RCNB Common Stock surrendered in exchange therefor provided the RCNB Common Stock is held as a capital asset by the shareholder on the Effective Date of the Holding Company Merger;

     (6) RCNB will not recognize gain or loss as a result of the Holding Company Merger;

     (7) Neither Zions nor VCBI will recognize gain or loss as a result of the Holding Company Merger;

     (8) The basis of RCNB's assets in the hands of VCBI will be the same as the basis of those assets in the hands of RCNB immediately prior to the Holding Company Merger;

     (9) The holding period of RCNB's assets received by VCBI will include the period during which such assets were held by RCNB immediately prior to the Holding Company Merger;

     (10) A shareholder of RCNB who receives cash in lieu of a fractional share of Zions Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would

Slivka Robinson Waters & O'Dorisio, P.C.
Legal Tax Opinion
April 15, 1998
Page 3

          have been a capital asset in the hands of the shareholder (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574) ; and

     (11) Cash received by a shareholder of RCNB who has perfected dissenters' rights under the provisions of sections 7-113-101 et seq. of the Colorado Business Corporation Act as to his or her RCNB Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code.

         The scope of this opinion letter is expressly limited to the Federal income tax issues directly addressed in the eleven (11) enumerated paragraphs above. Slivka Robinson Waters & O'Dorisio, P.C. expresses no opinion regarding any other issue.

         The opinions expressed herein are based upon the provisions of the Code and the Treasury Regulations promulgated thereunder, as well as upon the Internal Revenue Service rulings and guidelines and court decisions, all valid as of the date of this letter. However, these opinions are not binding upon the Internal Revenue Service or any court, and no ruling confirming these opinions will be sought from the Internal Revenue Service or any court. Moreover, the provisions, rulings, guidelines and court decisions upon which Slivka Robinson Waters & O'Dorisio, P.C. has relied in forming its opinions are subject to revision, and in come cases such revisions may be given effect retroactively. In the event of such a retroactive revision, the opinions expressed in this letter may be invalidated. Slivka Robinson Waters & O'Dorisio, P.C. assumes no obligation to update this opinion letter to reflect changes in facts or law occurring after the date of this letter.

         The opinions expressed in this letter are provided solely for the benefit of VCBI and RCNB, and their respective shareholders. This letter should not be distributed to, nor may it be relied upon by, and other organization or person.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement pertaining to the registration of shares of Zions Common Stock to be issued to the shareholders of RCNB upon consummation of the Merger and to all references to us therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC thereunder.

                                   Very truly yours,

                                   /s/ SLIVKA ROBINSON WATERS & O'DORISIO, P.C.

                                   SLIVKA ROBINSON WATERS & O'DORISIO, P.C.

                                   APPENDIX B

                        COLORADO BUSINESS CORPORATION ACT
                           Rights of Dissenting Owners


         7-113-101 DEFINITIONS.--For purposes of this article:

         1. "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         7. "Shareholder" means either a record shareholder or a beneficial shareholder.

         7-113-102 RIGHT TO DISSENT.--1. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party if:

         (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

         (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

         (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

         (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

         1.3. A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

         (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

         (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

         (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         1.8. The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

         (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

         (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

         (c) Cash in lieu of fractional shares; or

         (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         2.

         2.5. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         3. A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         4. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         2. A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         3. The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

         7-113-201 NOTICE OF DISSENTERS' RIGHTS.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

         7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

         (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

         (b) Not vote the shares in favor of the proposed corporate action.

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         3. A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

         7-113-203 DISSENTERS' NOTICE.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         2. The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

         (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

         (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

         (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

         (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

         (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

         (g) Be accompanied by a copy of this article.

         7-113-204 PROCEDURE TO DEMAND PAYMENT.--1. A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

         (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

         (b) Deposit the shareholder's certificates for certificated shares.

         2. A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         3. Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

         4. A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

         7-113-205 UNCERTIFICATED SHARES.--1. Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         2. In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

         7-113-206 PAYMENT.--1. Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         2. The payment made pursuant to subsection (1) of this section shall be accompanied by:

         (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

         (e) A copy of this article.

         7-113-207 FAILURE TO TAKE ACTION.--1. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         2. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

         7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--1. The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         2. An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

         7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

         (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

         (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

         (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         2. A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

         7-113-301 COURT ACTION.--1. If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         2. The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

         7-113-302 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under Section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

         (b) Against either the corporation or one of more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                      PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                    OF ROUTT COUNTY NATIONAL BANK CORPORATION

                                  May 29, 1998


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints Timothy S. Borden and Don Lenocker, and either of them, as proxies of the undersigned to vote as designated below on behalf of the undersigned as a holder of the Common Stock of Routt County National Bank Corporation ("Company Common Stock") and to vote as designated below all shares of Company Common Stock that the undersigned held of record on April 28, 1998, which the undersigned is entitled to vote, at the special meeting of shareholders of Routt County National Bank Corporation (the "Company") to be held on May 29, 1998, or at any postponement or adjournment thereof, for the purpose of considering and acting on the proposal to approve the Agreement and Plan of Reorganization dated January 21, 1998, among the Company, its wholly-owned subsidiary First National Bank of Colorado (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Bank Colorado, National Association ("Bank Colorado"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Bank Colorado and the Bank (collectively, the "Plan of Reorganization"), whereby the Company will merge into Val Cor, with Val Cor being the surviving corporation, and the Bank will merge into Bank Colorado, with Bank Colorado being the surviving national banking association (the aforementioned mergers being referred to collectively as the "Reorganization"). Bank Colorado intends to change its name to Vectra Bank Colorado, National Association prior to the Special Meeting. Pursuant to the Plan of Reorganization, if the Transaction Expenses (as defined) do not exceed $100,000, the holders of shares of Company Common Stock will receive approximately 2.04 shares of Zions Common Stock in exchange for each share of Company Common Stock. The terms and conditions of the Plan of Reorganization are set forth in the accompanying Proxy Statement/ Prospectus. Each Proxy shall have full power of substitution. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of the Company Common Stock.

The Directors recommend a vote FOR Proposal 1.

         1. Approval of the Plan of Reorganization and the Reorganization.

            [  ] FOR          [  ] AGAINST           [  ] ABSTAIN

         2. The Proxy, in his discretion, is authorized to vote on such other business as may properly come before the meeting.

         When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization and the Reorganization.

                                    (Each person whose name is on the Company
                                    Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                               _________________________________
                                               Signature


                                               _________________________________
                                               Printed Name


                                               Dated:___________________________
                                                        Please date, sign,
                                                        and return promptly